EXECUTION COPY

EXHIBIT 10.14

LOAN AGREEMENT

     THIS LOAN AGREEMENT (this “Agreement”) is dated as of the 16th day of December, 2004, and is by and between GRANITE FALLS COMMUNITY ETHANOL PLANT, LLC, d/b/a GRANITE FALLS ENERGY, LLC, a Minnesota limited liability company (the “Borrower”), and FIRST NATIONAL BANK OF OMAHA (the “Bank” or “Lender”), a national banking association established at Omaha, Nebraska.

     WHEREAS, the Borrower has requested the Bank to lend to the Borrower the sum of up to $34,000,000 for the purpose of partially funding the cost of construction (the “Construction Loan”) for an ethanol plant on the real estate described in Exhibit F (the “Property”) and the subsequent replacement of such Construction Loan with a term loan for the ethanol plant and Property (the “Term Loan”), together with a $3,500,000 revolving line of credit (the “Revolving Loan”) and a standby letter of credit in an amount up to $1,000,000 (“Letter of Credit”); and

     WHEREAS, the Bank is willing to provide such credit facilities to the Borrower upon the terms and conditions herein set forth.

ARTICLE I

DEFINITIONS

     “Assignment of Design/Build Construction Contract” means the assignment of the agreement between the Borrower and Fagen, Inc. (the “General Contractor”) for preparation of plans and construction of the Project in accordance with Plans therein described (the “Design/Build Construction Contract”) by which the Borrower assigns, as additional security for repayment of the Obligations, the Borrower’s interest in the Design/Build Construction Contract in a form reasonably acceptable to the Bank.

     “Assignment of Rents” means the assignment of rents and leases as to the Property between the Borrower, as assignor, and the Bank, as assignee, as security for payment of the Obligations in a form acceptable to the Bank.

     “Banking Day” means a day on which the Bank is open for substantially all of its business.

     “Borrowing Base” means the lesser of:

     (a) $3,500,000, less the amount of any Letters of Credit issued and outstanding on the Borrower’s account; or

     (b) The aggregate of (i) 75% of the Borrower’s Inventory of corn, at current value on the date reported, plus (ii) 75% of the Borrower’s Finished Goods-Distiller’s Grains Inventory, at current value on the date reported, plus (iii) 75% of the Borrower’s

Finished Goods-Ethanol Inventory, valued at the lower of cost or market, plus (iv) 75% of the amount of the Borrower’s current sales Accounts Receivable aged thirty (30) days or less, and (v) 75% of the amount of the Borrower’s current state incentives Accounts Receivable aged less than 120 days, excluding any accounts reasonably deemed ineligible by the Bank.

     “Capital Leases” shall have the same meaning in this Agreement as those terms are defined by GAAP.

     “Closing” shall mean the date on which the Bank receives this Agreement, executed by the Borrower, together with the Construction Note and the Revolving Note.

     “Completion Date” means March 10, 2006.

     “Construction Loan” shall mean an amount of up to the lesser of 58% of the total cost of the Project or $34,000,000 loaned to the Borrower under the terms and conditions of this Agreement for the purpose of partially funding the cost of construction of the Project.

     “Construction Loan Termination Date” means the earlier of (a) the Completion Date or (b) such earlier date upon which the Bank’s commitment to make a disbursement under the Construction Loan is terminated.

     “Construction Note” means the promissory note of the Borrower in the form of Exhibit A evidencing borrowings under the Construction Loan of up to a maximum amount of $34,000,000.

     “Draw Request” means forms acceptable to the Bank to be submitted to the Bank by the Borrower when a disbursement is requested under the Construction Note.

     “EBITDA” means earnings before interest, taxes, depreciation and amortization, all experienced during the applicable reporting period.

     “Eurodollar Business Day” means a Banking Day on which commercial banks are open for international business (including dealings in dollar deposits) in London, England.

     “Event of Default” has the meaning provided for in Article VII of this Agreement.

     “Excess Cash Flow” means EBITDA less: scheduled payments to the Bank (excluding payments required under Section 6.02(c)); payments to Bank-approved subordinated debt (excluding unscheduled payments on subordinated debt); and less allowable capital expenditures.

     “Farmer’s Cooperative Elevator Contract” means that written contract between the Borrower and Farmer’s Cooperative Elevator Co. dated May 14, 2004.

     “Finished Goods-Ethanol Inventory” means ethanol that conforms to minimum quality standards as developed by current industry standards, including, but not limited to, ASTM D 4806 specifications for E-Grade denatured ethanol.

     “Fixed Charge Coverage Ratio” means the ratio derived when comparing (i) EBITDA, less capital expenditures, dividends and taxes to (ii) the Borrower’s payments on the principal and interest of the Obligations and Subordinated Debt made during the applicable reporting period.

     “GAAP” means generally accepted accounting principles, applied on a basis consistent with the accounting principles applied in the preparation of the annual financial statements of the Borrower referred to in Section 6.01 of this Agreement and the Projections described in Section 5.07 of this Agreement. All accounting terms not otherwise defined in this Agreement have the meaning assigned to them in accordance with GAAP.

     “General Contractor” shall mean Fagen, Inc.

     “Indebtedness” means, as to the Borrower, all items of indebtedness, Obligation or liability, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several including, but without limitation:

     (a) All indebtedness guaranteed, directly or indirectly, in any manner, or endorsed (other than for collection or deposit in the ordinary course of business) or discounted with recourse;

     (b) All indebtedness in effect guaranteed, directly or indirectly, through agreements, contingent or otherwise (i) to purchase such indebtedness; or (ii) to purchase, sell or lease (as lessee or lessor) property, products, materials or supplies or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to insure the owner of the Indebtedness against loss;

     (c) All indebtedness secured by (or for which the holder of such Indebtedness has a right, contingent or otherwise, to be secured by) any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance upon property owned or acquired subject thereto, whether or not the liabilities secured thereby have been assumed;

     (d) All indebtedness incurred as the lessee of goods or services under leases that, in accordance with GAAP, should not be reflected on the lessee’s balance sheet; and

     (e) The Borrower’s Obligations for payment of the negative termination value of any interest rate swap agreement.

     “Independent Inspector” means the firm which will be retained by the Bank, at the Borrower’s cost, to conduct on-site inspections of the work in progress on the Project, and to issue periodic reports to the Bank as to the progress of construction and adherence to the Plans. The Bank’s selection of the Independent Inspector shall be subject to the Borrower’s approval, which approval will not be unreasonably withheld.

     “Interest Period” means, initially, the period commencing on the date of the Construction Note, Short Term Operating Note, Swap Note, Variable Rate Loan or the Long Term Revolving Note, as applicable, and ending (i) on the one-month anniversary of note for the Construction

Note, (ii) on the one-month anniversary of the Note for the Revolving Note, (iii) on the three-month anniversary of the Note for the Swap Note, (iv) on the three-month anniversary for the Variable Rate Note and (v) on the one-month anniversary of the Note for the Long Term Revolving Note, and thereafter each period commencing on the first day immediately following the last day of the immediately preceding Interest Period and ending after the applicable period set forth above thereafter, provided that:

     (a) subject to clauses (b) and (c) below, any Interest Period which would otherwise end on a day which is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Eurodollar Business Day;

     (b) subject to clause (c) below, any Interest Period which begins on the last Eurodollar Business Day of a calendar month (or a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month; and

     (c) no Interest Period shall extend beyond the Loan Termination Date.

     “Letter of Credit” has the meaning set forth in the preamble.

     “LIBOR” shall mean the London interbank offered rate.

     “LIBOR Base Rate” shall mean, with respect to the applicable Interest Period, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, or (b) if the LIBOR Index Rate cannot be determined, the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the respective rates per annum of interest at which deposits in dollars are offered to the Bank in the London interbank market by two Eurodollar dealers of recognized standing, selected by the Bank in its sole discretion, at such time on the date two Eurodollar Business Days before the first day of such Interest Period as the Bank in its sole discretion elects, for delivery on the first day of the applicable Interest Period for a number of days comparable to the number of days in such Interest Period and in an amount approximately equal to the principal amount of the Obligations.

     “LIBOR Index Rate” shall mean, with respect to the applicable Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher 1/100 of 1%) for deposits in U.S. Dollars for a period equal to such Interest Period, which appears on the Bank’s information vendor as of 9:00 a.m. (Omaha time) on the day two Eurodollar Business Days before the first day of such Interest Period. The term “the Bank’s information vendor” means the Bloomberg service or such other vendor chosen by the Bank for the purpose of displaying British the Bankers’ Association Interest Settlement Rates for U.S. Dollar Deposits.

     “LIBOR Rate” shall mean the quotient of the (i) LIBOR Base Rate divided by (ii) one minus the applicable LIBOR Reserve Percentage. The LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Percentage.

     “LIBOR Reserve Percentage” shall mean for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor), for determining the maximum reserve requirement for a member bank of the Federal Reserve System with respect to “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR loans is determined or any category of extensions of credit or other assets which include loans by a non-United States office of any bank to United States residents). The LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Percentage.

     “Loan Documents” means this Agreement and each document referred to in Article IV of this Agreement.

     “Management Contract” means the agreement between the Borrower and Glacial Lakes Energy, LLC for management of the property of the Borrower in accordance with the terms thereof.

     “Marketing Contract” means that written contract between the Borrower and one or more entities approved by the Bank, which approval will not be unreasonably withheld, by which the latter agrees to provide marketing services to the Borrower for the Borrower’s ethanol products, as well as the written contracts between the Borrower and one or more entities approved by the Bank, which approval will not be unreasonably withheld, by which the latter agrees to provide marketing services as to the Borrower’s distiller’s grains.

     “Mortgage” means the agreement between the Borrower and the Bank creating a first lien on the Property and a security interest in all of the personal property located thereon as security for payment of the Obligations.

     “Net Worth” means total assets less total liabilities and less the following types of assets: (a) leasehold improvements; (b) receivables (other than those created by sale of goods) to a member and other investments in or amounts due from any member, employee or other person or entity related to or affiliated with the Borrower; (c) goodwill, patents, copyrights, mailing lists, trade names, trademarks, servicing rights, organizational and franchise costs, bond underwriting costs and other like assets properly classified as intangible; and (d) treasury stock or treasury membership units. Net Worth shall not include any debt due to the Borrower not acceptable to the Bank in the exercise of its reasonable discretion.

     “Note” or “Notes” means any promissory note delivered by the Borrower to the Bank.

     “Obligations” means the obligation of the Borrower:

     (a) to pay the principal of and interest on the Notes in accordance with the terms thereof and to satisfy all of its other liabilities to the Bank, whether hereunder or otherwise, whether now existing or hereafter incurred, matured or unmatured, direct or contingent, joint or several, including any extensions, modifications, renewals thereof and substitutions therefor and including, but not limited to, any obligations under Letter of Credit agreements;

     (b) to repay to the Bank all amounts advanced by the Bank hereunder or otherwise on behalf of the Borrower, including, but without limitation, advances for principal or interest payments to prior secured parties, mortgagees or licensers, or taxes, levies, insurance, rent or repairs to, or maintenance or storage of, any of the real or personal property securing the Borrower’s payment and performance of this Agreement; and

     (c) to reimburse the Bank, on demand, for the Bank’s reasonable and necessary out-of-pocket expenses and costs, including the reasonable fees and expenses of its counsel, in connection with the preparation, administration, amendment, modification, or enforcement of this Agreement and the Loan Documents required hereunder, including, without limitation, any proceeding brought or threatened to enforce payment of any of the Obligations referred to in the foregoing subparagraphs (a) and (b).

     “Permit” or “Permits” means any license or permit, and all licenses or permits, required under any environmental law or regulation required to construct and operate the facility on the Property after completion of the Project at its operational capacity, including without limitation the following:

     (a) An air emissions permit, which allows, or will allow, the Borrower after the Completion Date to operate the ethanol plant on the Property after construction of the Project at maximum capacity.

     (b) All permits required in connection with the construction and operation of all aboveground storage tanks included in the Plans for the ethanol plant.

     (c) A National Pollution Discharge Elimination System Construction Permit for any storm water that is discharged during construction and after construction of the Project.

     “Plans” means the plans and specifications prepared by ICM, Inc. and Fagen Engineering LLC on behalf of the Borrower for the Project and identified to this Agreement by the General Contractor, the Borrower and the Bank.

     “Project” means the design and construction of an ethanol plant, together with all necessary and appropriate fixtures, equipment, attachments and accessories, as described in the Plans, to be constructed on the Property.

     “Revolving Loan” shall mean an amount of up to $3,500,000 loaned to the Borrower under the terms and conditions of this Agreement to provide Borrower a revolving line of credit.

     “Revolving Loan Termination Date” means the earliest to occur of the following: (a) December 15, 2005, (b) the date the Obligations are accelerated pursuant to this Agreement and (c) the date the Bank has received (i) notice in writing from the Borrower of the Borrower’s election to terminate this Agreement and (ii) indefeasible payment in full of the Obligations.

     “Revolving Note” means that promissory note of the Borrower to the Bank evidencing the revolving credit facility described in Section 2.06 of this Agreement and as set forth in the attached Exhibit B, its renewals, modifications and extensions.

     “Security Agreement” means the agreement between the Borrower, as debtor, and the Bank, as secured party, creating a first security interest in all the Borrower’s assets, including general intangibles, securing the Obligations.

     “Subcontractor” means any person who contracts with the General Contractor or the Borrower to perform any work or supply any of the materials or equipment necessary to complete the Project.

     “Subordinated Debt” means Indebtedness of the Borrower to entities other than the Bank that has been subordinated, in form acceptable to the Bank, to the Obligations.

     “Subsidiary” means, as to the Borrower, a corporation or other entity of which shares of stock or membership interests, having ordinary voting power (other than stock or membership interests, having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers or governors of such corporation or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by the Borrower.

     “SWAP Contract” or “SWAP Contracts” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc.; provided, however, the term “SWAP Contract” shall not, for the purposes of this Agreement, include commodity hedging or commodity risk management contracts. “Commodity” includes grain, natural gas and other traded commodities.

     “Term Loan” shall mean an amount of up to $34,000,000 loaned to the Borrower under the terms and conditions of this Agreement to provide the Borrower funds to pay the Construction Loan in full.

     “Term Loan Termination Date” means the earliest to occur of the following: (a) March 10, 2011, (b) the date the Obligations are accelerated pursuant to this Agreement and (c) the date the Bank has received (i) notice in writing from the Borrower of the Borrower’s election to terminate this Agreement and (ii) indefeasible payment in full of the Obligations.

     “Term Notes” means those promissory notes of the Borrower to the Bank which evidences permanent financing to pay the Construction Note as described in Article II of this Agreement, its renewals, modifications and extensions and which shall include the Swap Note, the Variable Note and the Long Term Revolving Note.

     “USDA CCC Bio-Energy Accounts Receivable” shall mean cash incentives offered by the United States Department of Agriculture (“USDA”) to the Borrower after the Borrower has commenced operations and provided that the Borrower has complied with other applicable requirements, terms and conditions of the USDA.

     “Working Capital” means current assets (including any amount available under the Long Term Revolving Loan at the time of determination), less investments in or other amounts due from any member, employee or any person or entity related to or affiliated with the Borrower and less prepayments, less current liabilities (less any portion of such current liabilities that constitute debt that is expressly subordinated to the Bank in a writing acceptable to the Bank, in the exercise of its reasonable discretion).

ARTICLE II

AMOUNT AND TERMS OF THE LOANS

     Section 2.01. Construction Loan. The Bank agrees, on the terms and subject to the conditions set forth in this Agreement, to make, from time to time during the period beginning on the date of execution of this Agreement and ending on the Construction Loan Termination Date, disbursements to the Borrower in an aggregate principal amount not to exceed the lesser of $34,000,000 or 58% of the total cost of the Project for the sole purpose of paying approved construction costs of the Project. If, prior to the Completion Date, there is paid to the Bank a third-party payment (a grant payment, for example) that is applied to the Construction Loan, the Bank may, in its sole discretion, reduce the amount to be advanced to a lesser sum, which the Bank reasonably determines is necessary to complete the Project. Approved construction costs are costs actually incurred in connection with the construction of the Project. Such approved construction costs shall include but shall not be limited to costs of permits, licenses, labor, supplies, materials, services, equipment, insurance premiums, real estate taxes and interest on disbursements and operating costs of the ethanol plant. Construction costs shall not include the cost associated with payment of lost profits connected with termination under Section 14.1.3 of the General Conditions of Contract to the Design/Build Construction Contract.

     Section 2.02. Construction Note. The Obligation of the Borrower to repay the Construction Loan shall be evidenced by a promissory note (the “Construction Note”) in the form attached hereto as Exhibit A.

     Section 2.03. Interest on Construction Note. Interest shall be payable at the rate provided therein only on such portions of the Construction Loan proceeds as actually have been disbursed pursuant to this Agreement. Interest on the Construction Note shall accrue at the one (1) month LIBOR Rate plus 350 basis points prior to acceleration or maturity, and 650 basis points in excess of the LIBOR Rate in effect from time to time after maturity, whether by acceleration or otherwise.

     Section 2.04. Repayment of Construction Note. Interest only shall be payable quarterly on the Construction Note. All outstanding principal and accrued but unpaid interest shall be payable on the Construction Loan Termination Date.

     Section 2.05. Revolving Loan. The Bank agrees, on the terms and subject to the conditions set forth in this Agreement, to lend up to $3,500,000 to the Borrower. At the Borrower’s request, on the Borrower’s account, pursuant to the Bank’s customary policies and with its standardized documents, the Bank will issue its letters of credit up to the same amount so long as the combined amount of letters of credit and Revolving Note does not exceed the amount available under the Revolving Loan. The Bank will credit proceeds of the Revolving Loan to the Borrower’s deposit account with the Bank, bearing number 110118183. Subject to the terms hereof, the Bank will lend the Borrower, from time to time until the Revolving Loan Termination Date such sums in integral multiples of $10,000 as the Borrower may request by reasonable same-day notice to the Bank, received by the Bank not later than 11:00 a.m. of such day, but which shall not exceed in the aggregate principal amount at any one time outstanding $3,500,000, less the aggregate amounts of any issued and outstanding letters of credit issued by the Bank at the request of and on the account of the Borrower (the “Loan Commitment”). The Borrower may borrow, repay without penalty or premium and reborrow hereunder, from the date of this Agreement until the Revolving Loan Termination Date, either the full amount of the Loan Commitment or any lesser sum which is $10,000 or an integral multiple thereof. It is the intention of the parties that the outstanding balance of the Revolving Loan, at all such times after July 10, 2006, shall not exceed the Borrowing Base, as defined herein, and if at any time said balance exceeds the Borrowing Base, the Borrower shall forthwith pay the Bank sufficient funds to reduce the balance of the Revolving Loan until it is in compliance with this requirement.

     Section 2.06. Revolving Note. The Revolving Loan shall be evidenced by a Promissory Note (the “Revolving Note”) having stated maturity on the Revolving Loan Termination Date, in the form attached hereto as Exhibit B.

     Section 2.07. Interest on Revolving Note. Interest on the Revolving Note shall accrue at the one (1) month LIBOR Rate plus 350 basis points, prior to acceleration or maturity, and 650 basis points in excess of the LIBOR Rate in effect from time to time after maturity, whether by acceleration or otherwise.

     Section 2.08. Incentive Pricing. The interest rate applicable to the Variable Rate Loan and the Long Term Revolving Loan and the Revolving Loan shall, upon the request of the Borrower, be subject to periodic temporary adjustments commencing six months subsequent to the Completion Date, based on the business results of the Borrower. If, at any time during the preceding three (3) month period ending on the date six (6) months after the date of the Completion Date and each three (3) month period thereafter, as applicable, the ratio of Borrower’s Indebtedness to its Net Worth has been (a) greater than or equal to 1.25 to 1.0, then the interest rate shall remain or shall be increased to 350 basis points over the LIBOR Rate, (b) less than 1.25 to 1.0 but greater than or equal to 1.0 to 1.0, then the interest rate shall change to 325 basis points over the LIBOR Rate, (c) less than 1.0 to 1.0 but greater than or equal to .75 to 1.0, then the interest rate shall change to 300 basis points over the LIBOR Rate, and/or (d) less than .75 to 1.0, then the interest rate shall change to 275 basis points over the LIBOR Rate.

     Any such adjustment under this Section shall be applied and effective for the following Interest Rate Period.

     Section 2.09. Term Loans and Term Notes. So long as Bank is lender, all of the terms, conditions and covenants of this Agreement have been complied with and there has not been at any time an Event of Default, on the Completion Date, the Construction Loan shall be paid in full by the following Swap Loan, Variable Rate Loan and Long Term Revolving Loan (collectively, the “Term Loans”) and execution of the following Swap Note, Variable Rate Note and Long Term Revolving Note (collectively, the “Term Notes”):

     (a) Swap Loan. A loan in the amount of $17,000,000 (the “Swap Loan”) evidenced by the execution and delivery of a promissory note dated March 10, 2006 and subject to the terms and conditions of this Agreement, in the principal amount of $17,000,000 and having a maturity date of March 10, 2011 (the “Swap Note”) in the form attached hereto as Exhibit C;

     (b) Variable Rate Loan. A loan in the amount of $12,000,000 (the “Variable Rate Loan”) evidenced by the execution and delivery of a promissory note dated March 10, 2006 and subject to the terms and conditions of this Agreement, in the principal amount of $12,000,000 and having a maturity date of March 10, 2011 (the “Variable Rate Note”) in the form attached hereto as Exhibit D; and

     (c) Long Term Revolving Loan. A loan in the amount of $5,000,000 (the “Long Term Revolving Loan”) evidenced by the execution and delivery of a promissory note dated March 10, 2006 and subject to the terms and conditions of this Agreement, in the principal amount of $5,000,000 and having a maturity date of March 10, 2011 (the “Long Term Revolving Note”) in the form attached hereto as Exhibit E.

     Section 2.10. Interest on Term Notes. Interest on the Term Notes shall accrue at the following rates:

     (a) Swap Note. At all times for the Swap Note, interest shall accrue at a variable rate equal to the three-month LIBOR Rate plus 300 basis points prior to acceleration or maturity, and 600 basis points in excess of the LIBOR Rate in effect from time to time after maturity, whether by acceleration or otherwise.

     (b) Variable Rate Note. At all times for the Variable Rate Note, interest shall accrue at a variable rate equal to the three-month LIBOR Rate plus 350 basis points prior to acceleration or maturity, and 650 basis points in excess of the LIBOR Rate in effect from time to time after maturity, whether by acceleration or otherwise.

     (c) Long Term Revolving Note. At all times for the Long Term Revolving Note, interest shall accrue at a variable rate equal to the one-month LIBOR Rate plus 350 basis points prior to acceleration or maturity, and 650 basis points in excess of the LIBOR Rate in effect from time to time after maturity, whether by acceleration or otherwise.

     Section 2.11. Repayment of Term Notes. The Term Notes shall be repaid as follows:

     (a) On the 10th day of every third month, commencing June 10th, 2006, the Borrower shall pay to the Bank the scheduled principal payment shown in Schedule I, attached hereto and by this reference made a part hereof, plus accrued interest on the Swap Note.

     (b) On the 10th day of every third month, commencing June 10th, 2006, the Borrower shall pay the sum of $600,053.89 to the Bank, which shall be allocated as follows: (i) first to accrued interest on the Long Term Revolving Note, (ii) next to accrued interest on the Variable Rate Note, and (iii) next to principal on the Variable Rate Note.

     (c) After the Variable Rate Note has been fully paid, such quarterly payments shall be allocated first to accrued interest on the Long Term Revolving Note, and thence to principal on such Note, thereby reducing available loan capacity by such amount.

     (d) Notwithstanding the foregoing, all unpaid principal and accrued interest for all Term Notes shall be due and payable on the Term Loan Termination Date, if not sooner paid.

     Section 2.12. Letter of Credit. Bank will issue its Letter of Credit at Borrower’s request, on Borrower’s account, pursuant to the Bank’s customary policies and with its standardized documents, in amounts outstanding at no time exceeding $1,000,000 in the aggregate.

     Section 2.13. Payments and Prepayments for All Obligations. All principal, interest and fees due under this Agreement, the Notes and the Loan Documents shall be paid in immediately available funds as contracted in this Agreement and no later than the payment due date set forth in the periodic statements mailed to the Borrower by the Bank. Should a payment come due on a day other than a Banking Day, the payment shall be made no later than the next the Banking Day and interest shall continue to accrue during the extended period.

     On the occasion of any prepayment of all or substantially all of the outstanding Obligations by the Borrower, and the direct or indirect source of funds to pay such Obligations was one or more loans from a financial institution, the Borrower will pay to the Bank a prepayment fee calculated as follows: If the prepayment occurs during the construction of the Project or within the first three years of the Term Loan, a fee of 2% if during the construction period or within the first year of the Term Loan and 1% if within the second year or third year shall be paid to the Bank.

     The Borrower also agrees to pay, at the time of any such prepayment of the Construction Note or Term Note, any additional amounts as may be provided in the Notes evidencing the Obligations for compensation to the Bank for prepayment of such Notes evidencing fixed interest rates.

     Section 2.14. Fees.

     (a) At or before the Closing, the Borrower shall pay to the Bank a due diligence and negotiation fee in the sum of $50,000 at or before Closing. At the Closing, the Borrower shall pay to the Bank a commitment fee of $255,000. At the Completion Date, and on each annual anniversary of the Completion Date for five years subsequent to the Completion Date, the Borrower shall pay to the Bank an annual servicing fee of $30,000.

     (b) The Borrower agrees to pay the Bank an unused commitment fee equal to 37.5 basis points of the average unused portion of the Long Term Revolving Note and the Revolving Note, calculated and payable on a quarterly basis in arrears; provided, however, the unused commitment fee on the Revolving Note shall not apply and shall be payable by the Borrower only after the earlier of (i) such time as the Borrower has requested, and the Bank has deposited, the initial advance of the Revolving Loan into the Borrower’s deposit account with the Bank or (ii) the Completion Date.

     (c) The Borrower shall pay the Bank fees for issuance of letters of credit according to the Bank’s customary fee schedule. The Borrower shall pay all costs associated with the Closing of the Loan, including, but not limited to, title, survey, environmental and appraisal reports, costs of disbursement agent, independent construction inspector, mortgage fees and taxes and the Bank’s legal fees.

     Section 2.15. Appraisal. If the Bank is required by any government entity with regulatory authority over the Bank to obtain a real estate appraisal, the Bank will obtain, at the Borrower’s expense, an appraisal of the Project and the Property providing values obtained by use of the cost approach, the income approach and the replacement cost approach. If such appraisal shows that the outstanding Construction Loan amount at that time exceeds the value of the Project and the Property as determined by the appraisal, using the replacement cost approach, then the Borrower shall, within 30 days of notice by the Bank and without penalty or premium, pay the difference between the outstanding Construction Loan amount and the appraised value amount of the Project and the Property as determined by such appraisal, and no further advances shall be made on the Construction Loan thereafter until such time as the appraised value of the Project and the Property exceeds the Construction Loan amount.

ARTICLE III

DISBURSEMENT PROCEDURES

     Section 3.01. Submission of Draw Requests. Whenever the Borrower desires a disbursement under the Construction Loan, which at all times shall be pursuant to disbursement agreement, which shall be entered into by the Parties in a mutually agreeable form and with a mutually agreeable disbursing agent, and shall be no more often than three times a month, unless the Bank agrees otherwise, the Borrower shall submit to the Bank a Draw Request, duly executed on behalf of the Borrower, setting forth the information requested therein. Each Draw Request shall be delivered to the Bank at least five days before the date the disbursement is desired.

     Section 3.02. Amount of Draw Request. Each Draw Request shall be limited to amounts equal to (a) the total of costs actually incurred and paid or owing by the Borrower to the date of such Draw Request for work performed or materials incorporated in the Project as described in the Plans, plus (b) the cost of materials and equipment not incorporated in the Project, but delivered to and suitably stored at the Project site, plus (c) prepayments for equipment when prepayment is required by the manufacturer or supplier; less (d) prior disbursements for such costs and from the Construction Loan or the Borrower’s Working Capital for such costs. Notwithstanding anything herein to the contrary, no disbursements for materials stored at the Project site will be made by the Bank unless the Borrower shall advise the Bank of its intention to store materials prior to their delivery, and provide suitable security for such storage.

     Section 3.03. Other Documents. At the time of submission of each Draw Request, the Borrower shall submit or cause to be submitted to the Bank the following:

     (a) A written general lien waiver from the General Contractor for work done and materials supplied by it which were paid for by the Draw Request.

     (b) A written lien waiver from the General Contractor and each Subcontractor for work done and materials supplied by it which were paid for pursuant to the next preceding Draw Request with copies of all invoices supporting the Draw Request.

     (c) A document from the Borrower and the General Contractor, and, if applicable, the Independent Inspector, requesting and/or approving payment of the relevant Draw Request.

     (d) Such other supporting evidence as may be reasonably requested by the Bank to substantiate all payments which are to be made out of the relevant Draw Request and/or to substantiate all payments then made with respect to the Project.

     Section 3.04. Cost Overruns. The Borrower agrees that all cost overruns on the Project shall be paid solely by the Borrower and that the Borrower shall deliver additional funds to the Bank in accordance with Section 3.06 of this Agreement to pay any cash required to fund cost overruns on the Project.

     Section 3.05. Making Disbursements. Provided that on the date a Draw Request is received by the Bank (a) the Borrower has performed all of its agreements and complied with all requirements of this Agreement to be performed or complied with including, but not limited to, satisfaction of all applicable conditions precedent contained in Article IV of this Agreement, and (b) if required by the Bank, the Bank has received a current report from the Independent Inspector documenting material compliance with the Plans for those portions of the Project indicated as completed in the Draw Request and otherwise confirming the acceptability of the Project work represented by the Draw Request, the Bank shall pay to the Borrower the amount of the requested disbursement. Each disbursement disbursed to the Title Company as Disbursing Agent under the Construction Loan shall bear interest at the rate provided in the Construction Note evidencing the disbursement from the date such disbursement is so disbursed to the Borrower or deposited into the Borrower’s account.

     Section 3.06. Deposit of Funds by Borrower. If the Independent Inspector shall at any time in good faith determine that the undisbursed amount of the Construction Loan is less than the amount required to pay costs and expenses of any kind which reasonably may be anticipated in connection with the completion of the Project after application of all funds received from the Borrower’s equity and shall thereupon send written notice thereof to the Borrower specifying the amount required to be deposited by the Borrower with the Bank to provide sufficient funds to complete the Project, the Borrower agrees that it will, within 30 calendar days of receipt of any such notice, deposit with the Bank the amount of funds specified in the Bank’s notice. The Borrower agrees that any such funds deposited with the Bank may be disbursed before any further disbursement of Construction Loan proceeds from the Bank to pay any and all costs and expenses of any kind in connection with completion of the Project.

     Section 3.07. Disbursements Without Receipt of Draw Request. Notwithstanding anything herein to the contrary, the Bank shall have the irrevocable right at any time and from time to time to apply funds which it agrees to disburse hereunder to pay interest on the Construction Note as and when such interest becomes due, and to pay any and all of the expenses of the Bank related to the Project and the Construction Loan, all without receipt of a Draw Request.

     Section 3.08. Miscellaneous Procedures. The Bank may establish additional procedures regarding disbursements and Draw Requests as are reasonable to assure the proceeds of the Construction Loan are paid only to those persons and entities entitled to the same, and that the liens securing the Obligations are in all cases first and paramount liens on the Property.

     Section 3.09. Appointment of Independent Inspector. No Draw Request shall be honored after commencement of construction unless and until the Borrower has consented to the appointment of an Independent Inspector.

     Section 3.10. Limitation on Advances. Notwithstanding any other provision of this section, the Bank is not required to advance any sum under the Construction Loan until the Bank has obtained participation agreements with other Lenders satisfactory to the Bank.

ARTICLE III

CONDITIONS OF LENDING

     Section 4.01. Conditions Precedent to All Disbursements. The obligation of the Bank to make each disbursement under any Loans (including the initial disbursement) shall be subject to the further conditions precedent that on the date of such disbursement:

     (a) The Borrower shall have paid costs of the Project in an amount equal to its total equity and all subordinated debt which exists on the date of this Agreement.

     (b) The representations and warranties contained in Article V of this Agreement are correct on and as of the date of such disbursement as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date and except to the extent of changes permitted under the terms of this Agreement.

     (c) No event has occurred and is continuing, or would result from such disbursement, which constitutes an Event of Default.

     (d) No determination shall have been made by the Bank that the undisbursed amount of the Construction Loan is less than the amount required to pay all costs and expenses of any kind which reasonably may be anticipated in connection with the completion of the Project; or, if such a determination has been made and notice thereof sent to the Borrower in accordance with this Agreement, the Borrower shall have deposited the necessary funds with the Bank in accordance with Section 3.06 of this Agreement.

     (e) The disbursement requirements of Article III of this Agreement have been satisfied.

     (f) If required by the Bank, the Bank shall be furnished with a statement from the Borrower and the General Contractor, in form and substance satisfactory to the Bank, in the exercise of its reasonable discretion, setting forth the names, addresses and amounts due or to become due, as well as the amounts previously paid, to every Subcontractor.

     (g) No Permit necessary for the construction of the Project shall have been revoked or the issuance thereof subjected to challenge before any court or other governmental authority having or asserting jurisdiction as to the Project.

     (h) The parties intend that the Construction Loan is available to fund the lesser of 58% of the total cost of the Project, including all other approved expenses as set forth in the final version of the Sources and Uses of Funds document furnished to the Bank by the Borrower prior to the Closing, or $34,000,000. No advances or disbursements under the Construction Loan shall exceed such levels, unless the Bank consents in writing to the same.

     (i) The Bank shall have entered into agreements with at least two (2) other entities whereby such other entities have agreed to participate in the Construction Loan and Term Loan under the terms and conditions of this Agreement.

     (j) The Borrower shall have entered into and delivered to the Bank the Swap Contract.

     Section 4.02. Conditions Precedent to Initial Disbursement. The obligation of the Bank to make its initial disbursement under the Construction Loan is subject to the condition precedent that the Borrower shall be in compliance with the conditions set forth in Section 4.01 of this Agreement and to the further condition precedent that the Bank shall have received on or before the Closing all of the following, each dated (unless otherwise indicated) such day, in form and substance satisfactory to the Bank:

     (a) The Construction Note, duly executed on behalf of the Borrower.

     (b) The Mortgage duly executed on behalf of the Borrower.

     (c) The Security Agreement duly executed by the Borrower, together with (i) acknowledgment copies of the Financing Statements (UCC-1) duly filed under the Uniform Commercial Code of all jurisdictions necessary or, in the opinion of the Bank, desirable to perfect the security interest created by the Security Agreement; and (ii) certified copies of Requests for Copies or Information (Form UCC-11) identifying all of the financing statements on file with respect to the Borrower in all jurisdictions referred to under (i), including the Financing Statement filed by the Bank against the Borrower, indicating that no party claims an interest in any of the Collateral.

     (d) Certified (as of the date of this Agreement) copies of all corporate action taken by the Borrower, including resolutions of its Board of Governors, authorizing the execution, delivery and performance of the Loan Document to which it is a party and each other document to be delivered pursuant to this Agreement.

     (e) A certificate (dated as of the date of this Agreement) of the Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign the Loan Documents to which it is a party and the other documents to be delivered by the Borrower under this Agreement and performance with their terms.

     (f) A favorable opinion of counsel for the Borrower, in substantially the form of Exhibit G, addressed to the Bank and containing customary qualifications, opining that (i) the Borrower is duly organized and in good standing in the state of Minnesota; (ii) the Borrower is qualified in each state in which it does business and is legally required to be qualified; (iii) the Borrower has the requisite power to execute and deliver the Loan Documents to which it is a party and to borrow money and perform in accordance with the terms of such Loan Documents; (iv) all actions and consents by the Borrower necessary to the validity of the Loan Documents to which it is a party have been obtained; (v) the Loan Documents to which it is a party have been duly signed and are the valid and binding Obligation of the Borrower and enforceable in accordance with their terms; and (vi) the Loan Documents to which it is a party and the transactions contemplated thereunder do not conflict with any provision of the articles of organization of the Borrower or its operating agreement, or any agreement binding upon the Borrower or its properties.

     (g) The Assignment of Rents, duly executed on behalf of the Borrower.

     (h) A financing statement or statements sufficient when filed to perfect the security interests granted under the Mortgage, the Assignment of Rents, the Security Agreement, and the Assignment of the Design/Build Construction Contract, to the extent such security interests are capable of being perfected by filing.

     (i) A copy of the Plans, certified by the General Contractor and the Borrower.

     (j) The Assignment of the Construction Contract, duly executed by the Borrower and consented to by the General Contractor, and a copy of the Construction Contract, together with the general conditions of the contract referred to herein.

     (k) The Assignment of the Ethanol Marketing Contract, duly executed by the Borrower and consented to by the ethanol marketer, and a copy of the Ethanol Marketing Contract, together with the general conditions of the contract referred to herein.

     (l) The Assignment of the DDGS Marketing Contract, duly executed by the Borrower and consented to by the DDGS marketer, and a copy of the DDGS Marketing Contract, together with the general conditions of the contract referred to herein.

     (m) Execution of the Control Agreement with respect to the Borrower’s commodity derivative transaction account with FCStone Trading, LLC, duly executed by the Borrower and consented to by the other parties to the account, and a copy of the applicable agreement, together with the general conditions of the contract referred to herein.

     (n) Execution of the Control Agreement with respect to the Borrower’s commodity contracts account with FCStone, LLC, duly executed by the Borrower and consented to by the other parties to the account, and a copy of the applicable agreement, together with the general conditions of the contract referred to herein.

     (o) The Assignment of the Consulting Agreement with Glacial Lakes Energy, LLC, duly executed by the Borrower and consented to by Glacial Lakes Energy, LLC, and a copy of the Consulting Agreement, together with the general conditions of the contract referred to herein.

     (p) The Assignment of the Borrower’s Farmer’s Cooperative Elevator Contract, duly executed by the Borrower and consented to by the authorized representative of such cooperative, and a copy of the Farmer’s Cooperative Elevator Contract, together with the general conditions of the contract referred to herein.

     (q) The Assignment of the Borrower’s Rail Infrastructure Agreement, duly executed by the Borrower and consented to by the other parties to the Agreement, and a copy of the Rail Infrastructure Agreement, together with the general conditions of the contract referred to herein.

     (r) The Assignment of the Borrower’s Management Contract, duly executed by the Borrower and consented to by the other parties to the Management Contract, and a copy of the Management Contract, together with the general conditions of the contract referred to herein.

     (s) The Assignment of the Glacial Lakes Energy LLC Management Contract, duly executed by Glacial Lakes Energy LLC and consented to by the other parties to the Management Contract, and a copy of the Management Contract, together with the general conditions of the contract referred to herein.

     (t) The Assignment of the Borrower’s Job Opportunity Building Zone Business Subsidy Agreement, duly executed by Borrower and consented to by the other parties to the Agreement, and a copy of the Job Opportunity Building Zone Business

Subsidy Agreement, together with the general conditions of the contract referred to herein.

     (u) A total project cost statement on the Project duly executed by the Borrower, setting forth the anticipated total cost of the Project’s completion, and a construction cost statement duly executed by the General Contractor, setting forth its anticipated construction costs of the Project.

     (v) An ALTA (American Land Title Association) Survey of the Property, prepared at the Borrower’s expense, currently certified by a licensed, registered surveyor and incorporating the legal description of the Property, showing the location of all points and lines referred to in the legal description, the location of any existing improvements, the proposed location of the Project (including parking) as being within the exterior boundaries of the Property and in compliance with all applicable building set-back requirements, and the location of all utilities and the location of all easements and encroachments onto or from the Property that are visible on the Property, known to the surveyor preparing the survey or of record, identifying easements of record by recording data and currently certified by the surveyor that there are no such easements or encroachments upon the Property except as shown on the survey.

     (w) An as-built appraisal based upon the Plans to be performed by Natwick Associates Appraisal Services which shows the as-completed value of the Property and Project addressed to and otherwise acceptable to the Bank.

     (x) A title binder, issued by Ag Star Financial Services, ACA (the “Title Company”), at the Borrower’s expense, constituting a commitment by the Title Company to issue a mortgagee’s title policy in favor of the Bank under the Mortgage, that will be free from all standard exceptions, including mechanics’ liens and all other exceptions not previously approved by the Bank and that will insure the Mortgage to be a valid first lien on the Property, and with the ALTA endorsements as set forth as Exhibit I.

     (y) A soil report on the Property certified by a registered engineer including structural design recommendations in form and substance satisfactory to the Bank. Such report shall include soil borings and geo-technical analyses.

     (z) A Phase I Environmental Report of the Property, as well as any subsequent limited environmental site assessments issued prior to the Closing, all in form and content satisfactory to the Bank.

     (aa) Copies of all Construction Permits from the applicable regulatory agencies from whom such permit or license is required.

     (bb) Copies of documents from the appropriate state, federal, city or county authority having jurisdiction over the Property and the Project that provide to the reasonable satisfaction of the Bank that the Project when constructed in accordance with the Plans will comply in all material respects with all applicable ordinances, zoning, subdivision, platting, environmental and land use requirements, without special variance or exception, and such other evidence as the Bank shall reasonably request to establish that the Project and the contemplated use thereof are permitted by and comply in all material respects with all applicable use or other restrictions and requirements in prior conveyances, zoning ordinances, environmental laws and regulations, watershed district regulations and all other applicable laws or regulations and governmental authorities having jurisdiction over the Project. The Borrower is not required to obtain advance confirmation from any governmental body that the Project will comply with such ordinances, regulations and requirements.

     (cc) Copies of the policy of property/casualty insurance and comprehensive general liability insurance and a certificate of the workers’ compensation insurance required under Article VI of this Agreement, with all such insurance in full force and effect and approved by the Bank, in the exercise of its reasonable discretion, and naming the Bank as a mortgage and additional named insured, together with appropriate flood insurance, if the Property is in a flood hazard area. Notwithstanding the foregoing, the Borrower is not required to obtain workers’ compensation insurance until required by Minnesota law.

     (dd) A recently certified copy of the Borrower’s operating agreement, and any amendments, if applicable.

     (ee) A recently certified copy of the Borrower’s Articles of Organization and any amendments, if applicable.

     (ff) A certificate of good standing for the Borrower from the office of the Minnesota Secretary of State.

     (gg) By the Closing, proof of injection of equity capital into the Borrower of no less than $24,000,000, including Subordinated Debt.

     (hh) A copy of any existing contracts for the Borrower’s natural gas, electricity and water service and assignments thereof in favor of the Bank in form satisfactory to the Bank.

     Section 4.03. Conditions Precedent to Final Disbursements on Construction Loan. The obligation of the Bank to make the final disbursement on the Construction Loan shall be subject to the condition precedent that the Borrower shall be in compliance with all conditions set forth in Sections 4.01 and 4.02 of this Agreement and, further, that the following conditions shall have been satisfied on or prior to the Completion Date:

     (a) The Project has been completed in material compliance with the Plans and the Bank shall have received a certificate of completion from the General Contractor, certifying that (i) work on the Project has been completed in material compliance with the Plans and all labor, services, materials and supplies used in such work have been paid for and (ii) the completed Project conforms in all material respects with all applicable zoning, land use planning, building and environmental laws and regulations of the governmental authorities having jurisdiction over the Project.

     (b) The Bank has received satisfactory evidence that all work requiring inspection by municipal or other governmental authorities having jurisdiction has been duly inspected and approved by such authorities and by the rating or inspection organization, bureau, corporation or office having jurisdiction.

     (c) The Bank or the Title Company, on the Bank’s behalf, shall have received a lien waiver from each Subcontractor and the General Contractor for all work done and for all materials furnished by it for the Project.

     (d) The Bank has received an itemized list from the Borrower of all equipment and fixtures, which are at that time subject to the Bank’s security interest.

     Section 4.04. Conditions Precedent to All Revolving Loans. The obligation of the Bank to make each Revolving Loan (including the initial Revolving Loan) shall be in addition to the conditions set forth in Section 4.01 and 4.02, subject to the further conditions precedent on the date of such Revolving Loan:

     (a) The following statements shall be true and the Bank shall have received a certificate signed by a duly authorized officer of the Borrower dated the date of such Revolving Loan, stating that:

     (i) The representations and warranties contained in Article V of this Agreement, and all provisions of the Security Agreement, are correct on and as of the date of such Loan as though made on and as of such date; and

     (ii) No Default or Event of Default has occurred and is continuing, or would result from such Loan.

     (b) The Bank shall have received such other approvals, opinions or documents as the Bank may reasonably request.

     Section 4.05. No Waiver. The making of any disbursement under any Loan prior to fulfillment of any condition thereto shall not be construed as a waiver of such condition, and the Bank reserves the right to require fulfillment of any and all such conditions prior to making any subsequent disbursements under the Construction Loan or any other Loan.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

     To induce the Bank to enter into this Agreement, the Borrower makes the following representations and warranties and agrees that each Draw Request constitutes a reaffirmation of these representations and warranties:

     Section 5.01. Existence and Power. The Borrower is a limited liability company duly formed and in good standing under the laws of the State of Minnesota. The Borrower has accomplished all necessary actions required by a corporate entity under applicable law to own the Property and construct the Project, and to execute and deliver, and to perform all of its Obligations under, the Loan Documents to which it is a party.

     Section 5.02. Authorization of Borrowing; No Conflict as to Law or Other Agreements. The execution, delivery and performance by the Borrower of the Loan Documents and the borrowings from time to time hereunder have been duly authorized by all necessary actions of the Borrower and do not and will not (a) require any material consent or approval, or authorization, by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, other than those obtained and in full force and effect, (b) violate, in any material respect, any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect having applicability to the Borrower, or violate any provision of the Articles of Organization or operating agreement of the Borrower, (c) result in a breach of or constitute a default beyond any applicable cure period under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected, or (d) result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature to or with any other creditor of the Borrower, in the aggregate exceeding $50,000 annually, upon or with respect to any of the properties now owned or hereafter acquired by the Borrower.

     Section 5.03. Legal Agreements. The Loan Documents to which it is a party constitute the legal, valid and binding Obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, and as to the Loan Documents to which the Borrower is not a party, the Borrower believes such documents constitute the legal, valid and binding obligations of the parties thereto, enforceable against such parties in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

     Section 5.04. License and Permits. The Borrower has all necessary Permits required for construction and operation of the Project except those which are not required for the current stage of construction of the Project, or which cannot be obtained until completion of the Project.

     Section 5.05. Construction of Project. The Project will be constructed in material compliance with the Plans and will not encroach upon or overhang any easement or right-of-way on land not constituting part of the Property. The Project, both during construction and on the Completion Date, and the contemplated use thereof will not violate in any material respect any applicable zoning or use statute, ordinance, building code, rule or regulation, or any covenant or agreement of record. The Borrower agrees that it will furnish from time to time such satisfactory evidence with respect thereto as may be required by the Bank.

     Section 5.06. Ownership and Liens. The Borrower and each Subsidiary have good and marketable fee simple title to, or valid leasehold interests in, all of their properties and assets, real and personal, including the properties and assets and leasehold interest reflected in the financial statements referred to in Section 5.07 (other than any properties or assets disposed of in the ordinary course of business), and none of the properties and assets owned by the Borrower or any Subsidiary and none of their leasehold interests are subject to any Lien, except such as may be permitted under this Agreement.

     Section 5.07. Financial Condition. The Borrower has furnished to the Bank its compiled cash flow projection of the Borrower prepared in accordance with GAAP which projections were dated July 15, 2003 together with the supplementary material attached hereto as Exhibit H (the “Projections”). The Projections fairly present the projected financial condition of the Borrower on the dates thereof, and were prepared in GAAP format and on the basis of assumptions deemed reasonable by the Borrower. There has been no material adverse change in the operations, properties or condition (financial or otherwise) of the Borrower since the date of the Projections and no additional borrowings have been made by the Borrower other than the borrowing contemplated hereby or approved by the Bank. No certificate or statement furnished to the Bank by or on behalf of the Borrower in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading. To the best of the knowledge of the Borrower, there is no fact which materially adversely affects or in the future (so far as the Borrower now foresees) may materially adversely affect the operation or prospects or condition (financial or other) of the Borrower or its properties or assets which has not been set forth herein or in a certificate or statement furnished to the Bank by the Borrower.

     Section 5.08. Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or the properties of the Borrower before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to the Borrower, would have a material adverse effect on the financial condition, properties, or operations of the Borrower.

     Section 5.09. Taxes. The Borrower has filed all federal, state and local tax returns which to the knowledge of the Borrower are required to be filed, and the Borrower has paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by it to the extent such taxes have become due except those which the Borrower is contesting in good faith and with respect to which adequate reserves have been set aside.

     Section 5.10. No Default. There is no event, which is, or with notice or the lapse of time would be, an Event of Default under this Agreement.

     Section 5.11. ERISA. The Borrower is in compliance in all material respects with the Employee Retirement Income Security Act of 1974, as amended, and has received no notice to the contrary from the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental entity or notice of any claims or pending claims under ERISA.

     Section 5.12. Environmental Matters. Except as set forth in the Phase I Environmental Report referenced in Section 4.01 of this Agreement (a) the Borrower is in compliance in all material respects with all health and environmental laws applicable to the Borrower and its operations and knows of no conditions or circumstances that could materially interfere with such compliance in the future; (b) except for Permits that cannot be obtained until completion of the

Project, the Borrower has obtained all Permits, and approvals required by law for the operation of its business; and (c) the Borrower has not identified any “recognized environmental conditions,” as that term is defined by the American Society for Testing and Materials in its standards for environmental due diligence which could subject the Borrower to enforcement action if brought to the attention of appropriate governmental authorities.

     Section 5.13. Necessary Utilities, Etc. As required by the completion of the Project, the Borrower will make suitable arrangements so that the Project has all necessary electrical, gas, water and sewer facilities in place for the proper construction and operation of its ethanol plant. The Borrower has made adequate provision for all storage facilities, equipment and product supplies, including corn, as specified by its engineers for the maximum output and operation of the plant.

ARTICLE V

ADDITIONAL COVENANTS OF BORROWER

     Section 6.01. Financial Information and Reporting. Except as otherwise stated in this Agreement, all financial information provided to the Bank shall be compiled using GAAP consistently applied. During the time period that any amounts are outstanding under the Construction Note or this Agreement or the Loan Documents to which it is a party, unless the Bank shall otherwise agree in writing:

     (a) The Borrower shall provide the Bank within 120 days of the Borrower’s fiscal year end the Borrower’s consolidated, annual financial statements. The statements must be audited with an unqualified opinion by a certified public accountant reasonably acceptable to the Bank, with such opinion directed both to the Borrower and to the Bank, and must be accompanied by a certificate of such accountants stating whether, in conducting their audit, they have become aware of any event of default under this Agreement, or of any event which would, after the lapse of time or the giving of notice, or both, constitute an Event of Default, specifying the nature and duration of the default. Such audit statement shall be accompanied by the accountants’ calculations of the Borrower’s compliance with the covenants contained in Section 6.02 of this Agreement as of the said fiscal year end.

     (b) After the Completion Date, the Borrower will furnish to the Bank within 30 days after the end of each calendar month consolidated financial statements of the Borrower for such period and year to date all in reasonable detail.

     (c) For each full calendar quarter ending after the Completion Date, the Borrower will deliver to the Bank, within 30 days of each calendar quarter end, a certificate in a form reasonably acceptable to the Bank that has been signed by an officer or member of the Board of Governors of the Borrower, which (i) certifies that the statements required by Section 6.01(a) and (b) have been accurately prepared in accordance with GAAP applied consistently (except for the absence of financial footnotes to the statements furnished under Section 6.01(b)); (ii) certifies that the officer or member of the Board of Governors has no knowledge of any Event of Default under this Agreement or the Loan Documents, or of any event which would, after the lapse of time or the giving of notice, or both, constitute an event of default under this Agreement or the Loan Documents and that the Borrower is in full compliance with all Covenants contained in this Agreement and the Loan Documents.

     (d) After the Completion Date, the Borrower will deliver to the Bank each month, within 30 days of each month end, a monthly production report, in form acceptable to the Bank, which shall, at a minimum, report for each such month the Borrower’s input and output amounts of corn or other grain usage, natural gas usage, electrical usage, dry distillers grains and wet distillers grains output, ethanol output and, if applicable, CO2 output.

     (e) Prior to the end of each fiscal year, the Borrower shall provide the Bank projected financial statements for the following fiscal year which shall include, but not be limited to, proposed capital projects and expenditures.

     (f) The Borrower shall notify the Bank of the existence of any Event of Default promptly after such Event of Default becomes known to any manager, officer or member of the Board of Governors of the Borrower.

     (g) The Borrower shall authorize all federal, state and municipal authorities to furnish reports of examinations, records and other information relating to the condition and affairs of the Borrower and its ethanol plant, and any information from reports, returns, files and records by such authorities regarding the Borrower upon request to the Bank.

     (h) The Borrower will give the Bank prompt written notice of any material violation as to any environmental matter by the Borrower and of the commencement of any judicial or administrative proceeding relating to health, safety or environmental matters (i) in which an adverse determination or result could result in the revocation of or have a material adverse effect on any Permits held by the Borrower which are material to the operations of the Borrower and (ii) which will or threatens to impose a material liability on the Borrower to any person or party or which will require a material expenditure by the Borrower to cure any alleged problem or violation.

     (i) The Borrower will give prompt notice to the Bank of (i) any litigation or proceeding in which it is a party if an adverse decision therein would require it to pay more than $100,000 or deliver assets the value of which exceeds such sum (whether or not the claim is considered to be covered by insurance); and (ii) the institution of any other suit or proceeding involving it that might materially and adversely affect its operations, financial condition, property or business prospects.

     (j) The Borrower shall provide monthly Borrowing Base certificates in a form reasonably acceptable to the Bank, calculating advance rates under the Revolving Loan pursuant to the Borrowing Base beginning with the certificate with respect to the fourth month following the Completion Date.

     (k) The Borrower will provide the Bank with such other information as it may reasonably request.

     Section 5.02. Financial Covenants. At all times that any amounts are outstanding under the Construction Note, the Term Note, this Agreement or the Loan Documents to which the Borrower is a party, unless the Bank shall otherwise agree in writing, the Borrower agrees to comply with the financial covenants described below, which shall be calculated using GAAP consistently applied, except as they otherwise may be modified by the capitalized definitions:

     (a) The Borrower shall maintain a Fixed Charge Coverage Ratio, measured on a trailing four quarters basis at the end of each full calendar quarter, of no less than 1.25:1.0, for all periods following the Completion Date; provided, however, the Fixed Charge Coverage Ratio shall be measured as follows for the first three quarters after the Completion Date:

first quarter: on a trailing one quarter basis at the end of the calendar quarter second quarter: on a trailing two quarter basis at the end of each calendar quarter third quarter: on a trailing three quarter basis at the end of each calendar quarter.

     (b) The Borrower shall maintain Net Worth of not less than $21,000,000 at all times. The required minimum Net Worth of Borrower, which is to be measured annually at the end of each fiscal year of Borrower, shall increase each fiscal year by an amount equal to the greater of (a) $250,000 or (b) the amount of undistributed earnings accumulated during the fiscal year just ended, but not including allowable distributions attributable to the just ended fiscal year’s earnings.

     (c) The Borrower shall determine, at each fiscal year and following the Completion Date, the amount of its Excess Cash Flow for said fiscal year, and within one hundred twenty (120) days following such fiscal year end, pay fifteen percent (15%) of such sum to the Bank, to be applied to the outstanding principal amount of the Term Note, and after the Term Note is repaid, to the Long Term Revolving Note, and after Long Term Revolving Note is repaid, to the Swap Note. Such annual payment shall not release the Borrower from making any payment of principal or interest otherwise required by this Agreement. No payment of Excess Cash Flow shall be the cause of a payment to the Bank for interest rate breakage fees or otherwise result in any prepayment fee.

     (d) The Borrower shall maintain the following minimum Working Capital during the periods stated below, measured continuously:

Period	Minimum Working Capital
Beginning on July 31, 2006 through October 31, 2006	$2,500,000
From November 1, 2006 through February 28, 2007	$3,500,000
From March 1, 2007 until payment in full of the Term Loan	$5,000,000

     For the purpose of this covenant, the amount of any availability to draw under the terms of the Long Term Revolving Note shall constitute an addition to Working Capital in such amount available.

     Section 6.03. Affirmative Covenants. During the time period that any amounts are outstanding under the Notes, this Agreement or the Loan Documents to which the Borrower is a party, unless the Bank shall otherwise agree in writing, the Borrower shall:

     (a) diligently proceed with construction of the Project in material compliance with the Plans and in accordance in all material respects with all applicable laws and ordinances, and complete the Project by the Completion Date;

     (b) use the proceeds of each of the disbursements under the Construction Loan solely for the purposes set forth in this Agreement;

     (c) retain Fagen, Inc. as the General Contractor. In the event that Fagen, Inc. is no longer the General Contractor for the Project, the Borrower shall replace Fagen, Inc. with another General Contractor, subject to the reasonable approval of the Bank and shall provide the Bank with proof of a performance completion bond in such form and in such amount as the Bank deems reasonably satisfactory;

     (d) use its reasonable best efforts to require the General Contractor and each Subcontractor to comply in all material respects with all rules, regulations, ordinances and laws bearing on its conduct of work on the Project;

     (e) provide and maintain at all times during the process of building the Project and, from time to time at the request of the Bank, furnish the Bank with such additional insurance, which the Bank, in its sole discretion, deems necessary and with proof of payment of premiums on:

     (i) Builders’ Risk completed value form insurance, in form and content satisfactory to the Bank, and placed with financially sound and reputable insurers insuring the Project (and after completion of the Project, comprehensive, all risk casualty insurance) against all risks, including flood, earthquake and mechanical and electrical breakdown including testing to the full value of the Project (subject to reasonable loss deductible provisions). The Bank’s interest shall be protected by naming the Bank as a “loss payee” and shall contain an agreement of the insurer to give not less than 30 days’ advance written notice to the Bank in the event of cancellation of such policy or change affecting the coverage thereunder;

     (ii) Insurance against loss, damage or destruction by fire and other casualty, including theft, vandalism and malicious mischief, flood (if the Premises is in a location designated by the Federal Emergency Management Administration as a Special Flood Hazard Area), earthquake (if the Premises is in an area subject to destructive earthquakes within recorded history), boiler explosion (if there is any boiler upon the Premises), plate glass breakage, sprinkler damage (if the Premises have a sprinkler system), all matters covered by a standard extended coverage endorsement, special coverage endorsement commonly known as an “all risk” endorsement and such other risks as Lender may reasonably require, insuring the Mortgaged Property for not less than 100% of their full insurable replacement cost;

     (iii) Commercial General Liability insurance, (including products and completed operations, operations of subcontractors and contractual liability insurance), in form and content satisfactory to the Bank, and placed with financially sound and reputable insurers with limits reasonably acceptable to the Bank, but in no event for less than $2,000,000;

     (iv) State Worker’s compensation insurance in the statutorily mandated limits, employer’s liability insurance with limits not less than $500,000 or such greater amount as Lender may from time to time require and such other insurance as may be necessary to comply with applicable laws;

     (v) By the Completion Date, business income insurance equal to 100% of the principal and interest payable under the Note for a period of not less than six months.

     (vi) Business automobile liability insurance insuring all vehicles on the site, including hired and non-owned liability;

     (vii) Environmental coverage for clean up and removal once the Project becomes operational, but only insofar as it is reasonably required by the Bank;

     (viii) All insurance policies shall provide that any “no other insurance” clause in the insurance policy shall exclude any policies of insurance maintained by Lender and that the insurance policy shall not be brought into contribution with insurance maintained by Lender;

     (ix) All insurance policies shall contain a standard without contribution mortgage clause endorsement in favor of Lender and its successors and assigns as their interests may appear and any other lender designated by Lender;

     (x) All insurance policies shall provide that the policy of insurance shall not be terminated, cancelled or substantially modified without at least thirty (30) days’ prior written notice to Lender and to any lender covered by any standard mortgage clause endorsement;

     (xi) All insurance policies shall provide that the insurer shall not have the option to restore the Premises if Lender elects to terminate the Mortgage in accordance with the terms hereof;

     (xii) All insurance policies shall be issued by insurance companies licensed to do business in the state in which the Premises is located and which are rated A:VI or better by Best’s Insurance Guide or otherwise approved by Lender;

     (xiii) It is expressly understood and agreed that the foregoing minimum limits of insurance coverage shall not limit the liability of Borrower for its acts or omission as provided in the Mortgage. All liability insurance policies (with the exception of worker’s compensation insurance to the extent not available under statutory law) shall designate Lender and its successors and assigns as “loss payee.” All such policies shall be written as primary policies, with deductibles not to exceed 10% of the amount of coverage. Any other policies, including any policy now or hereafter carried by Lender, shall serve as excess coverage. Borrower shall procure policies for all insurance for periods of not less than one year and shall provide to Lender certificates of insurance or, upon Lender’s request, duplicate originals of insurance policies evidencing that insurance satisfying the requirements of the Mortgage is in effect as all times.

     (f) assign to the Bank, in form acceptable to the Bank, all equipment and systems warranties relating to the Project, together with all contracts for natural gas, electricity, water and other utilities, as the same are obtained by the Borrower following the Closing;

     (g) maintain accurate and complete books, accounts and records pertaining to the Property and the Project and its ongoing and continuing operations in form and substance reasonably satisfactory to the Bank. The Borrower will permit the Bank, at the Bank’s expense if the Bank employees make the inspection, but at the Borrower’s expense if the Bank contracts with third parties at reasonable expense to make the inspection, to examine upon reasonable notice all books, records, contracts, plans, drawings, Permits, bills and statements of account pertaining to the Project and to inspect upon reasonable notice all books and records pertaining to its operations and to make extracts therefrom and copies thereof;

     (h) cause to be paid to the proper authorities when due all federal, state and local taxes, including taxes on the Property, required to be paid or withheld by it except those which the Borrower is contesting in good faith and with respect to which adequate reserves have been set aside;

     (i) allow the Bank and its participants, upon reasonable notice, and at its expense, to conduct such inspections of the Project and the Borrower’s personal property subject to the Bank’s security interest as the Bank may deem necessary for the protection of the Bank’s interest; provided, however, such inspections shall occur during regular business hours, or such other time as the Borrower and the Bank may agree, and shall not unreasonably interfere with the Borrower’s business operations. Any such inspections shall be made and any certificates issued are solely for the benefit and protection of the Bank, and the Borrower shall not be entitled to rely thereon;

     (j) make all repairs, renewals or replacements necessary to keep its plant, properties and equipment in good working condition;

     (k) comply in all material respects with all laws applicable to its form of organization and business and the ownership of its property;

     (l) maintain and preserve all Permits, licenses, rights, privileges, charters and franchises that it is required to hold to construct and operate the Project;

     (m) observe and comply with all laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters to the extent noncompliance could result in a material liability or otherwise have a material adverse effect on the Borrower;

     (n) maintain primary operating accounts (including those accounts containing the Borrower’s equity capital) at the Bank, other than local operating accounts approved by the Bank, such approval not to be unreasonably withheld by the Bank; and

     (o) preserve and maintain, and cause each Subsidiary to preserve and maintain, its corporate existence and good standing in the jurisdiction of its incorporation, and qualify and remain qualified, and cause each Subsidiary to qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is required.

     Section 6.04. Negative Covenants. During the time period that any amounts are outstanding under the Notes or this Agreement or the Loan Documents to which the Borrower is a party, unless the Bank shall otherwise agree in writing, the Borrower shall not:

     (a) permit any security interest or mortgage or lien on the Property or Project or other real or personal property the Borrower owns now or in the future, or assign any interest that it may have in any assets or subordinate any rights that it may have in any assets now or in the future, except (i) liens, assignments or subordinations in favor of the Bank; (ii) liens, assignments or subordinations outstanding on the date of this Agreement and disclosed in advance to the Bank in writing and approved by the Bank; (iii) liens for taxes or assessments or other governmental charges not delinquent or which the Borrower is contesting in good faith; (iv) liens which secure purchase money indebtedness allowed under this Agreement; (v) liens that are imposed by law for obligations for labor or materials not overdue for more than 120 days, such as mechanics’, materialmen’s, carriers’, landlords’ and warehousemen’s liens or liens, pledges or deposits under workers’ compensation, unemployment insurance, Social Security or similar legislation; and (vi) liens securing Subordinated Debt;

     (b) agree or consent to any material changes in the Plans, any material changes in the terms and provisions of the Design/Build Construction Contract, any one change order in an amount exceeding $50,000, all change orders which when combined exceed $100,000 or any material change to any other contract identified in Article IV of this Agreement;

     (c) change or permit any changes to the marketing contracts;

     (d) incorporate in the Project any materials, fixtures or property that are subject to the claims of any other person, whether pursuant to a conditional sales contract, security agreement, lease or mortgage, except as permitted under Article VI;

     (e) lease, sell, transfer, convey, assign or otherwise transfer all or any material part of the interest of the Borrower in the Project or the Property;

     (f) cause or suffer any change to the management contracts without the Bank’s approval, which will not be withheld unreasonably;

     (g) engage in any line of business materially different from that presently engaged in by the Borrower;

     (h) change its legal form of organization;

     (i) make any material changes in its accounting procedures for tax or other purposes unless such change is, or becomes, required under the Internal Revenue Code;

     (j) incur any Indebtedness except (i) debt arising under this or another agreement with the Bank; (ii) trade credit incurred in the ordinary course of business; (iii) indebtedness in existence on the date of this Agreement and disclosed in advance to the Bank in writing; and (iv) Subordinated Debt. The Borrower shall not borrow other than pursuant to this Agreement without permission of the Bank; provided, however, the Bank consents to the Borrower in the ordinary course of its business, borrowing up to an aggregate amount of $50,000 each year, without further permission from the Bank;

     (k) consolidate, merge, pool, syndicate or otherwise combine with any other entity, give any preferential treatment or make any advance, directly or indirectly, by way of loan, gift, bonus or otherwise to any entity directly or indirectly controlling or affiliated with or controlled by the Borrower or any other entity or to any partner or employee of the Borrower or of any such entity;

     (l) make, or commit to make, capital expenditures (including the total amount of any capital leases, but excluding the Bank-approved plant construction) in an aggregate amount exceeding $500,000 in any single fiscal year;

     (m) make or pay, without the written consent of the Bank, which written consent will not be unreasonably withheld, in any fiscal year distributions to members of the Borrower which would result in the Borrower at the time of such distribution not being in compliance with any of the covenants set forth in this Agreement after payment of such distribution or in excess of the following amounts:

If Owner Equity (as a percentage of combined liabilities and Net Worth) is:	The Allowable Distribution (as a percentage of Net Income) shall be:

• Less than or equal to 60%	• 65%

• Greater than 60%	• 70%

     Any such distributions allowed hereunder shall be made only once per fiscal year, and only after receipt by the Bank of the Borrower’s annual audited financial statements and compliance statements as required herein, and if no Event of Default has occurred or is continuing.

     (n) assume, guarantee, endorse or otherwise become contingently liable for any obligations of any other person, except for those guaranties outstanding at the time of execution of this Agreement and disclosed to the Bank in writing;

     (o) make sales to or purchases from any affiliate of the Borrower or extend credit or make payments for services rendered by any affiliate of the Borrower unless such sales or purchases are made or such services are rendered in the ordinary course of business and on terms and conditions at least as favorable to the Borrower as the terms and conditions which would apply in a similar transaction with a person or party not an affiliate of the Borrower;

     (p) sell or dispose of all or substantially all its assets; and

     (q) redeem, purchase or retire any of its membership units or capital stock or grant or issue, or purchase or retire for any consideration, any warrant, right or option pertaining thereto, or permit any redemption, retirement or other acquisition by the Borrower of the ownership of the outstanding membership units or capital stock of the Borrower.

ARTICLE VII

EVENTS OF DEFAULT, RIGHTS AND REMEDIES

     Section 7.01. Events of Default. Each of the following shall be an Event of Default and give the Bank the right to exercise its remedies under this Agreement:

     (a) the Borrower shall fail to pay when due any Obligations or any other installment of principal or interest or fee payable to the Bank;

     (b) the Borrower shall fail to timely provide reports to the Bank as provided in Article VI;

     (c) the Borrower shall fail to observe or perform any other obligation to be observed or performed by it hereunder or under any of the Loan Documents;

     (d) the Borrower shall fail to pay any Indebtedness in an aggregate principal amount in excess of $100,000 due any third persons and such failure shall continue beyond any applicable grace period, or the Borrower shall default under any material agreement binding the Borrower and such default shall continue beyond any applicable grace period;

     (e) the Security Agreement shall at any time after its execution and delivery and for any reason cease (i) to create a valid and perfected first priority security interest in and to the property purported to be subject to such Security Agreement; or (ii) to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by the Borrower, or the Borrower shall deny it has any further liability or obligation under the Security Agreement, or the Borrower shall fail to perform any of its obligations under the Security Agreement;

     (f) any financial statement, representation, warranty or certificate made or furnished by or with respect to the Borrower to the Bank in connection with this Agreement, or as an inducement to the Bank to enter into this Agreement, or in any separate statement or document to be delivered to the Bank hereunder, shall be materially false, incorrect or incomplete when made;

     (g) the Borrower shall admit its inability to pay its debts as they mature or shall make an assignment for the benefit of itself or any of its creditors;

     (h) proceedings in bankruptcy, or for reorganization of the Borrower, or for the readjustment of debt under the Bankruptcy Code, as amended, or any part thereof, or under any other laws, whether state or federal, for the relief of debtors, now or hereafter existing, shall be commenced against or by the Borrower and, except with respect to any such proceedings instituted by the Borrower, shall not be discharged or stayed within 60 days of their commencement;

     (i) a receiver or trustee shall be appointed for the Borrower or for any substantial part of its respective assets, or any proceedings shall be instituted for the dissolution or the full or partial liquidation of the Borrower, and except with respect to any such appointments requested or instituted by the Borrower such receiver or trustee shall not be discharged within 60 days of his appointment, and except with respect to any such proceedings instituted by the Borrower such proceedings shall not be discharged within 60 days of their commencement, or the Borrower shall discontinue business or materially change the nature of its business;

     (j) the Borrower shall suffer final judgments for payment of money aggregating in excess of $100,000 which are not covered, without reservation, by insurance and shall not discharge the same within a period of 30 days unless, pending further proceedings, execution has not been commenced or, if commenced, has been effectively stayed;

     (k) a judgment creditor of the Borrower shall obtain possession of any of the Bank’s collateral by any means, including (without implied limitation) levy, distraint, replevin or self-help;

     (l) the construction of the Project is abandoned or shall be unreasonably delayed or be discontinued for a period of 15 consecutive calendar days, in each instance for reasons other than acts of God, fire, storm, adverse weather, strikes, blackouts, labor difficulties, riots, inability to obtain materials, equipment or labor, governmental restrictions or any similar cause not subject to the Borrower’s control and other than a change in the General Contractor as provided in Section 7.01(o);

     (m) the Borrower at any time prior to the completion of the Project shall delay construction or suffer construction to be delayed for any period of time, for any reason whatsoever, so that the completion of the Project cannot be accomplished, in the reasonable judgment of the Bank, by the Completion Date;

     (n) the Project is materially damaged or destroyed by fire or other casualty and the loss, in the reasonable judgment of the Bank, is not adequately covered by insurance actually collected or in the process of collection;

     (o) Fagen, Inc. shall cease to be the General Contractor and the Borrower has not replaced the General Contractor and provided a performance completion bond within 30 days following the termination of the same to the satisfaction of the Bank, which Bank approval shall not be unreasonably withheld;

     (p) the entities contracting with the Borrower under the Marketing Contracts, or their permitted assignees, shall cease to be the marketing agents of the Borrower as to sale of its products, or the entity contracting with the Borrower in the Management Contract shall cease to be the manager of the Borrower, and the Borrower has not within 30 days following termination of the foregoing hired a replacement to the Bank’s satisfaction, which Bank approval will not be unreasonably withheld; or

     (q) the Borrower pays any amount other than the required monthly management fee pursuant to the Management Contract prior to the Bank’s receipt of scheduled payments on the Obligations and the Bank’s acknowledgment that all required covenants have been met by the Borrower.

     Section 7.02. Rights and Remedies. If an Event of Default shall have occurred and be continuing, the Bank may refrain from making any further disbursements hereunder (but the Bank may make disbursements after the occurrence of such an Event of Default without thereby waiving its rights and remedies hereunder), and the Bank may exercise any or all of the following rights and remedies:

     (a) the Bank may declare any or all Loans to be terminated, whereupon the same shall forthwith terminate;

     (b) the Bank may declare the entire unpaid principal amount of any or all Notes then outstanding, all interest accrued and unpaid thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon such Notes, all such accrued interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower;

     (c) the Bank may exercise and enforce its rights and remedies under any or all of the Loan Documents;

     (d) the Bank may enter upon the Property, if allowed under applicable law, and take possession thereof, together with the Project then in the course of construction, and proceed either in its own name or in the name of the Borrower, as the attorney-in-fact of the Borrower (which authority is coupled with an interest and is irrevocable by the Borrower) to complete or cause to be completed the Project, at the cost and expense of the Borrower. If the Bank elects to complete or cause to be completed the Project, it may do so according to the Plans or according to such changes, alterations or modifications in and to the Plans as the Bank may deem reasonable and appropriate; and the Bank may enforce or cancel all contracts let by the Borrower relating to construction of the Project, and/or let other contracts which in the Bank’s sole judgment may seem advisable; and the Borrower shall forthwith turn over and duly assign to the Bank, as the Bank may from time to time require, contracts not already assigned to the Bank relating to construction of the Project, blueprints, shop drawings, bonds, building permits, bills and statements of accounts pertaining to the Project, whether paid or not, and any other instruments or records in the possession of the Borrower pertaining to the Project. The Borrower shall be liable under this Agreement to pay to the Bank, on demand, any amount or amounts reasonably expended by the Bank in so completing the Project, together with any reasonable costs, charges or expenses incident thereto or resulting therefrom, all of which shall be secured by the Loan Documents. In the event that a proceeding is instituted against the Borrower for recovery and reimbursement of any moneys expended by the Bank in connection with the completion of the Project, a statement of such expenditures, verified by the affidavit of an officer of the Bank, shall be prima facie evidence of the amounts so expended and of the propriety of the necessity for such expenditures, and the burden of proving to the contrary shall be upon the Borrower. The Bank shall have the right to apply any funds which it agrees to disburse hereunder to bring about the completion of the Project and to pay the costs thereof and, if such money so agreed to be disbursed is insufficient, in the sole judgment of the Bank, to complete the Project, the Borrower agrees to promptly deliver and pay to the Bank such sum or sums of money as the Bank may from time to time demand for the purpose of completing the Project or of paying any liability, charge or expense which may have been incurred or assumed by the Bank under or in performance of this Agreement or for the purpose of completing the Project. It is expressly understood and agreed that in no event shall the Bank be obligated, or liable in any way to complete the Project or to pay for the costs of construction thereof beyond the amount of the Construction Loan.

     (e) The Bank may exercise any other rights and remedies available to it by law or agreement.

ARTICLE VIII

MISCELLANEOUS

     Section 8.01. Inspections. The Borrower and the General Contractor shall be responsible for making inspections of the Project during the course of construction and shall determine to their own satisfaction that the work done or materials supplied by the General Contractor or any Subcontractor to whom payment is to be made out of each disbursement has been properly done or supplied in accordance with the Design/Build Construction Contract. If any work done or materials supplied by the General Contractor or any Subcontractor are not satisfactory to the Borrower and/or its General Contractor and the same is not remedied within 15 days of the discovery thereof, the Borrower will immediately notify the Bank in writing of such fact. It is expressly understood and agreed that the Bank and any party designated by the Bank may conduct such inspections of the Project, subject to the limitations expressed in this Agreement, as the Bank may deem necessary for the protection of the Bank’s interest, and that any inspections which may be made of the Project by the Bank will be made, solely for the benefit and protection of the Bank and that the Borrower will not rely thereon.

     Section 8.02. Indemnification by Borrower. The Borrower shall bear all loss, expense (including reasonable attorneys’ fees) and damage in connection with, and agrees to indemnify and hold harmless the Bank, its agents, servants and employees from, all claims, demands and judgments made or recovered against the Bank, its agents, servants and employees because of bodily injuries, including death at any time resulting therefrom, and/or because of damages to property (including loss of use) from any cause whatsoever, arising out of, incidental to or in connection with the construction of the Project, whether or not due to any act of omission or commission, including negligence of the Borrower or the General Contractor or of his or their employees, servants or agents, other than gross negligence or willful misconduct of the Bank or its agents. The Borrower’s liability hereunder shall not be limited to the extent of insurance carried by or provided by the Borrower or subject to any exclusion from coverage in any insurance policy. The obligations of the Borrower under this Section shall survive the payment of the Construction Note.

     Section 8.03. No Waiver; Cumulative Remedies. No failure or delay on the part of the Bank in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

     Section 8.04. Amendments, Etc. No amendment, modification, termination or waiver of any provision of any of the Loan Documents or consent to any departure by the Borrower therefrom shall be effective unless the same shall be in writing and signed by the Bank and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

     Section 8.05. Addresses for Notices, Etc. Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for under the Loan Documents shall be in writing and sent by mail or telecopy (if by telecopy with a confirmation mailed within two Business Days thereafter), to the applicable party at its address indicated below:

If to the Borrower:	Granite Falls Community Ethanol Plant, LLC
15045 Highway 23 Southeast
Granite Falls, MN 56241
Attention: General Manager
Facsimile: (320) 564-3190

If to the Bank:	First National Bank of Omaha
1620 Dodge Street STOP 1050
Omaha, NE 68197-1050
Attention: Natalie E. Mason
Facsimile: (402) 633-3519

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications, when mailed, shall be effective when deposited in the mails, addressed as aforesaid, or, when telecopied, shall be effective when confirmation of receipt is received, except that notices or requests to the Bank pursuant to any of the provisions hereunder shall not be effective until received by the Bank.

     Section 8.06. Time of Essence. Time is of the essence in the performance of this Agreement.

     Section 8.07. Execution in Counterparts. The Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts of each instrument or agreement, taken together, shall constitute but one and the same instrument.

     Section 8.08. Binding Effect, Assignment. The Loan Documents to which they are parties shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights thereunder or any interest therein without the prior written consent of the Bank.

     Section 8.09. Governing Law. The Loan Documents, to the extent they do not otherwise provide, shall be governed by, and construed in accordance with, the laws of the State of Nebraska.

     Section 8.10. Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

     Section 8.11. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

     Section 8.12. Integration. This Agreement supersedes, replaces and terminates any prior oral offers, negotiations, understandings or agreements and any commitment letters or similar writings relating to any of the matters contemplated herein.

     Section 8.13. Participations. Notwithstanding any other provision of this Agreement, the Borrower understands that the Bank may enter into participation agreements with other lenders whereby the Bank will allocate a certain percentage of the Loans to them. The Borrower specifically permits and authorizes the Bank to exchange financial information about the Borrower with actual or potential participants. The Borrower acknowledges that, for the convenience of all parties, this Agreement is being entered into with the Bank only and that its obligations under this Agreement are undertaken for the benefit of, and as an inducement to, each of the Participating Lenders as well as the Bank, and the Borrower hereby grants to each of the Participating Lenders to the extent of its participation in any Loan the right to set off deposit accounts maintained by the Borrower with the Bank. The Borrower understands that the terms of such participation agreements with any of the participants will limit the Bank’s rights to amend, waive or modify the terms and conditions of this Agreement without the express written consent of all or a designated percentage of such participants.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

GRANITE FALLS COMMUNITY ETHANOL PLANT, LLC d/b/a
GRANITE FALLS ENERGY, LLC, a Minnesota limited liability company

		By	/s/ Paul Eustad

		Its	Chairman

FIRST NATIONAL BANK OF OMAHA

		By	/s/ Natalie E. Mason

Natalie E. Mason, Commercial Loan Officer
STATE OF MINNESOTA	)
) ss.
COUNTY OF YELLOW MEDICINE	)

     On this 16th day of December, 2004, before me, the undersigned, a Notary Public, personally appeared Paul Eustad, on behalf of said entity as Chairman of Granite Falls Community Ethanol Plant, LLC d/b/a Granite Falls Energy, LLC, a Minnesota limited liability company, who executed the foregoing instrument, and acknowledged that he executed the same as his voluntary act and deed, as well as that of the corporation.

/s/ Patti Herber
Notary Public

EXHIBIT A

CONSTRUCTION NOTE

Note Date: December 16, 2004 Maturity Date: March 10, 2006	$34,000,000

FOR VALUE RECEIVED, Granite Falls Community Ethanol Plant, LLC d/b/a Granite Falls Energy, LLC, a Minnesota limited liability company (the “Borrower”), promises to pay to the order of First National Bank of Omaha (the “Bank”), at its principal office or such other address as the Bank or holder may designate from time to time, the principal sum of $34,000,000, or the amount shown on the Bank’s records to be outstanding, plus interest (calculated on the basis of actual days elapsed in a 360-day year) accruing each day on the unpaid principal balance at the annual interest rates defined below. Absent manifest error, the Bank’s records shall be conclusive evidence of the principal and accrued interest owing hereunder.

This Construction Note is executed pursuant to the loan agreement (the “Loan Agreement”) between the Borrower and the Bank dated as of December 16, 2004. All capitalized terms not otherwise defined in this Construction Note shall have the meanings provided in the Loan Agreement.

Interest Accrual. Interest on the principal amount outstanding shall accrue based on the one month LIBOR Rate plus 350 basis points prior to acceleration or maturity, and 650 basis points in excess of the LIBOR Rate in effect from time to time after maturity, whether by acceleration or otherwise. Interest shall be calculated on the basis of a 360-day year, counting the actual number of days elapsed.

Repayment Terms. Until the Construction Loan Termination Date, interest only shall be payable every three months, commencing on January 10, 2005. On the Construction Loan Termination Date, all principal and accrued interest are due and payable.

Prepayment. The Loan Agreement contains provisions regarding prepayment.

Additional Terms and Conditions. The Loan Agreement, and any amendments or substitutions, contains additional terms and conditions, including default and acceleration provisions, which are incorporated into this Construction Note by reference. The Borrower agrees to pay all costs of collection, including reasonable attorneys’ fees and legal expenses incurred by the Bank, if this Construction Note is not paid as provided above. This Construction Note shall be governed by the substantive laws of the State of Nebraska.

Waiver of Presentment and Notice of Dishonor. The Borrower and any other person who signs, guarantees or endorses this Construction Note, to the extent allowed by law, hereby waives presentment, demand for payment, notice of dishonor, protest and any notice relating to the acceleration of the maturity of this Construction Note.

GRANITE FALLS COMMUNITY ETHANOL
PLANT, LLC d/b/a GRANITE FALLS
ENERGY, LLC, a Minnesota limited liability company

By

Its

STATE OF ___________________	)

) ss.
COUNTY OF __________________	)

     On this 16th day of December, 2004, before me, the undersigned, a Notary Public, personally appeared           , on behalf of said entity as            of Granite Falls Community Ethanol Plant, LLC d/b/a Granite Falls Energy, LLC, a Minnesota limited liability company, who executed the foregoing instrument, and acknowledged that he executed the same as his voluntary act and deed, as well as that of the corporation.

Notary Public

EXHIBIT B

REVOLVING NOTE

Note Date: December 16, 2004 Maturity Date: December 15, 2005	$3,500,000

     On or before December 15, 2005, Granite Falls Community Ethanol Plant, LLC d/b/a Granite Falls Energy, LLC, a Minnesota limited liability company (the “Borrower”), promises to pay to the order of First National Bank of Omaha (the “Bank”) at any of its offices in Omaha, Nebraska the principal sum hereof, which shall be $3,500,000 or so much thereof as may have been advanced by the Bank and shown on the records of the Bank to be outstanding under this Revolving Note and the loan agreement executed by the Bank and the Borrower dated as of December 16, 2004 (the “Loan Agreement”), as it may from time to time be amended.

     Interest on the principal amount outstanding shall accrue based on the one month LIBOR Rate plus 350 basis points prior to acceleration or maturity, and 650 basis points in excess of the LIBOR Rate in effect from time to time after maturity, whether by acceleration or otherwise. Interest shall be calculated on the basis of a 360-day year, counting the actual number of days elapsed. Interest on this Revolving Note shall be payable monthly in arrears.

     The interest rate applicable to this Revolving Note is subject to reduction after a date six months subsequent to the Completion Date, based on the business results of the Borrower. During any three month Interest Period that the Borrower maintains the following ratios, measured for the prior Interest Period, and after Bank receipt of a quarter compliance certificate which quarter shall include the prior Interest Period, the interest rates will be adjusted accordingly for the next Interest Period:

If Indebtedness to
Net Worth is:	Interest Rate will be:
Greater than or equal to 1.25 : 1.00	One month LIBOR Rate plus 350 basis points
Less than 1.25 : 1.00 but greater than or equal to 1.00 : 1.00	One month LIBOR Rate plus 325 basis points
Less than 1.00 : 1.00 but greater than or equal to .75 : 1.00	One month LIBOR Rate plus 300 basis points
Less than .75 : 1.00	One month LIBOR Rate plus 275 basis points

     This Revolving Note is executed pursuant to the Loan Agreement. The Loan Agreement contains additional terms of this Revolving Note, including, but not limited to, enumerated events of default and the granting of liens to secure the Borrower’s performance. All capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Loan Agreement.

     As provided in the Loan Agreement, upon any such enumerated default, the Bank may accelerate the due date of this Revolving Note and declare all obligations set forth herein immediately due and payable, and the Bank shall also have such other remedies as are described in the Loan Agreement and are provided by law. All makers and endorsers hereby waive presentment, demand, protest and notice of dishonor, consent to any number of extensions and renewals for any period without notice and consent to any substitution, exchange or release of collateral and to the addition or releases of any other party primarily or secondarily liable.

     Executed as of the 16th day of December, 2004.

GRANITE FALLS COMMUNITY ETHANOL
PLANT, LLC d/b/a GRANITE FALLS
ENERGY, LLC, a Minnesota limited liability company

By

Its

STATE OF	)
	)	ss.
COUNTY OF	)

     On this 16th day of December, 2004, before me, the undersigned, a Notary Public, personally appeared                , on behalf of said entity as                 of Granite Falls Community Ethanol Plant, LLC d/b/a Granite Falls Energy, LLC, who executed the foregoing instrument, and acknowledged that he executed the same as his voluntary act and deed, as well as that of the corporation.

Notary Public

EXHIBIT C

SWAP NOTE

Note Date: Maturity Date:	$17,000,000

FOR VALUE RECEIVED, Granite Falls Community Ethanol Plant, LLC d/b/a Granite Falls Energy, LLC, a Minnesota limited liability company (the “Borrower”), promises to pay to the order of First National Bank of Omaha (the “Bank”), at its principal office or such other address as the Bank or holder may designate from time to time, the principal sum of $17,000,000, or the amount shown on the Bank’s records to be outstanding, plus interest (calculated on the basis of actual days elapsed in a 360-day year) accruing each day on the unpaid principal balance at the annual interest rates defined below. Absent manifest error, the Bank’s records shall be conclusive evidence of the principal and accrued interest owing hereunder.

This Swap Note is executed pursuant to the loan agreement (the “Loan Agreement”) between the Borrower and the Bank dated as of December 16, 2004. All capitalized terms not otherwise defined in this Swap Note shall have the meanings provided in the Loan Agreement.

Interest Accrual. Interest on the principal amount outstanding shall accrue based on the three-month LIBOR Rate plus 300 basis points prior to acceleration or maturity, and 600 basis points in excess of the LIBOR Rate in effect from time to time after maturity, whether by acceleration or otherwise. Interest shall be calculated on the basis of a 360-day year, counting the actual number of days elapsed.

Repayment Terms.

(a) On the 10th day of every third month, commencing June 10th, 2006, the Borrower shall pay to the Bank the scheduled principal payment shown in Schedule I, attached to the Loan Agreement, plus accrued interest on the Swap Note.

(b) Notwithstanding the foregoing, all unpaid principal and accrued interest for all Term Notes shall be due and payable on the Term Loan Termination Date, if not sooner paid.

Prepayment. The Loan Agreement contains provisions regarding prepayment.

Additional Terms and Conditions. The Loan Agreement, and any amendments or substitutions, contains additional terms and conditions, including default and acceleration provisions, which are incorporated into this Swap Note by reference. The Borrower agrees to pay all costs of collection, including reasonable attorneys’ fees and legal expenses incurred by the Bank, if this Swap Note is not paid as provided above. This Swap Note shall be governed by the substantive laws of the State of Nebraska.

Waiver of Presentment and Notice of Dishonor. The Borrower and any other person who signs, guarantees or endorses this Swap Note, to the extent allowed by law, hereby waives presentment, demand for payment, notice of dishonor, protest and any notice relating to the acceleration of the maturity of this Swap Note.

GRANITE FALLS COMMUNITY ETHANOL
PLANT, LLC d/b/a GRANITE FALLS
ENERGY, LLC, a Minnesota limited liability company

By

Its

STATE OF	)
	)	ss.
COUNTY OF	)

     On this 16th day of December, 2004, before me, the undersigned, a Notary Public, personally appeared                      , on behalf of said entity as                      of Granite Falls Community Ethanol Plant, LLC d/b/a Granite Falls Energy, LLC, a Minnesota limited liability company, who executed the foregoing instrument, and acknowledged that he executed the same as his voluntary act and deed, as well as that of the corporation.

Notary Public

EXHIBIT D

VARIABLE RATE NOTE

Note Date:	$12,000,000
Maturity Date:

     On or before                                         , Granite Falls Community Ethanol Plant, LLC d/b/a Granite Falls Energy, LLC, a Minnesota limited liability company (the “Borrower”), promises to pay to the order of First National Bank of Omaha (the “Bank”) at any of its offices in Omaha, Nebraska the principal sum hereof, which shall be $12,000,000 or so much thereof as may have been advanced by the Bank and shown on the records of the Bank to be outstanding under this Variable Rate Note and the loan agreement executed by the Bank and the Borrower dated as of December 16, 2004 (the “Loan Agreement”), as it may from time to time be amended.

     Interest on the principal amount outstanding shall accrue based on the three-month LIBOR Rate plus 350 basis points prior to acceleration or maturity, and 650 basis points in excess of the LIBOR Rate in effect from time to time after maturity, whether by acceleration or otherwise. Interest shall be calculated on the basis of a 360-day year, counting the actual number of days elapsed. Interest on this Variable Rate Note shall be payable quarterly in arrears.

     The interest rate applicable to this Variable Rate Note is subject to reduction after a date six months subsequent to the Completion Date, based on the business results of the Borrower. During any three month Interest Period that the Borrower maintains the following ratios, measured for the prior Interest Period, and after Bank receipt of a quarter compliance certificate which quarter shall include the prior Interest Period, the interest rates will be adjusted accordingly for the next Interest Period:

If Indebtedness to
Net Worth is:	Interest Rate will be:
Greater than or equal to 1.25 : 1.00	One month LIBOR Rate plus 350 basis points
Less than 1.25 : 1.00 but greater than or equal to 1.00 : 1.00	One month LIBOR Rate plus 325 basis points
Less than 1.00 : 1.00 but greater than or equal to .75 : 1.00	One month LIBOR Rate plus 300 basis points
Less than .75 : 1.00	One month LIBOR Rate plus 275 basis points

     This Variable Rate Note is executed pursuant to the Loan Agreement. The Loan Agreement contains additional terms of this Variable Rate Note, including, but not limited to, the repayment provisions enumerated in Section 2.11(b), enumerated events of default and the granting of liens to secure the Borrower’s performance. All capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Loan Agreement.

     As provided in the Loan Agreement, upon any such enumerated default, the Bank may accelerate the due date of this Variable Rate Note and declare all obligations set forth herein immediately due and payable, and the Bank shall also have such other remedies as are described in the Loan Agreement and are provided by law. All makers and endorsers hereby waive presentment, demand, protest and notice of dishonor, consent to any number of extensions and renewals for any period without notice and consent to any substitution, exchange or release of collateral and to the addition or releases of any other party primarily or secondarily liable.

     Executed as of the 16th day of December, 2004.

GRANITE FALLS COMMUNITY ETHANOL
PLANT, LLC d/b/a GRANITE FALLS
ENERGY, LLC, a Minnesota limited liability
company

By
Its

STATE OF	)
	)	ss.
COUNTY OF	)

     On this 16th day of December, 2004, before me, the undersigned, a Notary Public, personally appeared                     , on behalf of said entity as                      of Granite Falls Community Ethanol Plant, LLC d/b/a Granite Falls Energy, LLC, who executed the foregoing instrument, and acknowledged that he executed the same as his voluntary act and deed, as well as that of the corporation.

Notary Public

EXHIBIT E

LONG TERM REVOLVING NOTE

Note Date:	$5,000,000
Maturity Date:

     On or before                     , Granite Falls Community Ethanol Plant, LLC d/b/a Granite Falls Energy, LLC, a Minnesota limited liability company (the “Borrower”), promises to pay to the order of First National Bank of Omaha (the “Bank”) at any of its offices in Omaha, Nebraska the principal sum hereof, which shall be $5,000,000 or so much thereof as may have been advanced by the Bank and shown on the records of the Bank to be outstanding under this Long Term Revolving Note and the loan agreement executed by the Bank and the Borrower dated as of December 16, 2004 (the “Loan Agreement”), as it may from time to time be amended.

     Interest on the principal amount outstanding shall accrue based on the one month LIBOR Rate plus 350 basis points prior to acceleration or maturity, and 650 basis points in excess of the LIBOR Rate in effect from time to time after maturity, whether by acceleration or otherwise. Interest shall be calculated on the basis of a 360-day year, counting the actual number of days elapsed. Interest on this Long Term Revolving Note shall be payable quarterly in arrears.

     The interest rate applicable to this Long Term Revolving Note is subject to reduction after a date six months subsequent to the Completion Date, based on the business results of the Borrower. During any three month Interest Period that the Borrower maintains the following ratios, measured for the prior Interest Period, and after Bank receipt of a quarter compliance certificate which quarter shall include the prior Interest Period, the interest rates will be adjusted accordingly for the next Interest Period:

If Indebtedness to
Net Worth is:	Interest Rate will be:
Greater than or equal to 1.25 : 1.00	One month LIBOR Rate plus 350 basis points
Less than 1.25 : 1.00 but greater than or equal to 1.00 : 1.00	One month LIBOR Rate plus 325 basis points
Less than 1.00 : 1.00 but greater than or equal to .75 : 1.00	One month LIBOR Rate plus 300 basis points
Less than .75 : 1.00	One month LIBOR Rate plus 275 basis points

     This Long Term Revolving Note is executed pursuant to the Loan Agreement. The Loan Agreement contains additional terms of this Long Term Revolving Note, including, but not limited to, the repayment provisions enumerated in Section 2.11(b), enumerated events of default and the granting of liens to secure the Borrower’s performance. All capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Loan Agreement.

     As provided in the Loan Agreement, upon any such enumerated default, the Bank may accelerate the due date of this Long Term Revolving Note and declare all obligations set forth herein immediately due and payable, and the Bank shall also have such other remedies as are described in the Loan Agreement and are provided by law. All makers and endorsers hereby waive presentment, demand, protest and notice of dishonor, consent to any number of extensions and renewals for any period without notice and consent to any substitution, exchange or release of collateral and to the addition or releases of any other party primarily or secondarily liable.

     Executed as of the 16th day of December, 2004.

GRANITE FALLS COMMUNITY ETHANOL
PLANT, LLC d/b/a GRANITE FALLS
ENERGY, LLC, a Minnesota limited liability
company

By
Its

STATE OF	)
	)	ss.
COUNTY OF	)

     On this 16th day of December, 2004, before me, the undersigned, a Notary Public, personally appeared                     , on behalf of said entity as                      of Granite Falls Community Ethanol Plant, LLC d/b/a Granite Falls Energy, LLC, who executed the foregoing instrument, and acknowledged that he executed the same as his voluntary act and deed, as well as that of the corporation.

Notary Public

EXHIBIT F

LEGAL DESCRIPTION

LAND DESCRIPTION — 46.70 ACRE PARCEL

That part of the East Half of the Northeast Quarter of Section 1, Township 115 North, Range 39 West of the Fifth Principal Meridian, Granite Falls Township, Chippewa County, Minnesota, described as follows:

Commencing at the northwest corner of Parcel 3, as shown on the record plat entitled STATE HIGHWAY RIGHT OF WAY PLAT NO. 12-1, on file in the office of the Chippewa County Recorder; thence on an assumed bearing of South 1 degree 56 minutes 15 seconds West, along the west line of Parcel 3, as shown on said record plat entitled STATE HIGHWAY RIGHT OF WAY PLAT No. 12-1, a distance of 182.53 feet to southerly right of way boundary line of the railroad, which is also the southwest corner of said Parcel 3 and the point of beginning of the land to be described; thence on a bearing of South 87 degrees 01 minutes 14 seconds West, along the southerly right of way line of the railroad, a distance of 911.97 feet to the west line of the East Half of the Northeast Quarter of said Section 1; thence on a bearing of South 0 degrees 44 minutes 38 seconds West, along the west line of the East Half of the Northeast Quarter of said Section 1, a distance of 2290.26 feet to the northwest corner of Parcel 213, as shown on the record plat entitled MINNESOTA DEPARTMENT OF TRANSPORTATION RIGHT OF WAY PLAT NO. 12-24, on file in the office of the Chippewa County Recorder; thence on a bearing of South 88 degrees 21 minutes 26 seconds East, along the north boundary line of said Parcel 213, a distance of 729.81 feet; thence on a bearing of North 47 degrees 28 minutes 37 seconds East, along the boundary line of said Parcel 213, a distance of 143.46 feet to the west line of Parcel 1, as shown on said record plat entitled STATE HIGHWAY RIGHT OF WAY PLAT NO. 12-1; thence on a bearing of North 3 degrees 18 minutes 35 seconds East, along the west line of said Parcel 1, a distance of 1123.61 feet to the northwest corner of said Parcel 1; thence continuing on a bearing of North 3 degrees 18 minutes 35 seconds East, along the west line of Parcel 2, as shown on said record plat entitled STATE HIGHWAY RIGHT OF WAY PLAT NO. 12-1, a distance of 75.63 feet; thence on a bearing of North 1 degree 56 minutes 15 seconds East, along the west line of Parcel 2, as shown on said record plat entitled STATE HIGHWAY RIGHT OF WAY PLAT NO. 12-1, a distance of 1064.80 feet to the point of beginning.

EXHIBIT G

OPINION OF COUNSEL FOR BORROWER

December 16, 2004

First National Bank of Omaha
1620 Dodge Street STOP 1050
Omaha, NE 68197-1050
Attention: Natalie E. Mason

Granite Falls Community Ethanol Plant, LLC
15045 Highway 23 Southeast
Granite Falls, MN 56241
Attention: General Manager

Re:	Loan Agreement dated as of December 16, 2004 (the “Loan Agreement”) between Granite Falls Community Ethanol Plant, LLC, a Minnesota limited liability company (the “Borrower”) and First National Bank of Omaha (the “Lender”) Our File No. 19201-001

Ladies and Gentlemen:

     This legal opinion is being delivered to the Lender pursuant to Section 4.02(f) of the Loan Agreement upon the express instructions and request of our client, the Borrower. For purposes of this opinion letter only, the Lender is deemed to be in privity with this firm. Capitalized terms used but not otherwise defined herein are used herein as defined in the Loan Agreement.

     We have acted as counsel for the Borrower in connection with the Loan Agreement.

     In preparation of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following limited liability company records and documents of the Borrower:

     a. Fifth Amended and Restated Operating and Member Control Agreement dated October 13, 2004 (the “Operating Agreement”).

     b. Articles of Organization filed December 29, 2000.

     c. Amendment of Articles of Organization filed March 15, 2003.

     d. Unanimous Written Action of Governors, dated ___ ______, 2004

     e. Loan Agreement.

     In preparation of this opinion, we have assumed the genuineness of all signatures, the legal capacity of individual parties or signatories, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted as certified, photostatic or conformed copies and the authenticity of the originals of such latter documents. We have assumed the accuracy of the material and factual matters contained therein.

     Our opinions expressed below as to certain factual matters are qualified as being limited “to our actual knowledge” or by other words, to the same or similar effect. Such words, as used herein, mean that during the course of our representation of the Borrower with respect to the Loan Agreement, no contrary information came to the attention of the undersigned, the attorney who has represented the Borrower in connection with the transactions contemplated by the transaction documents.

     In addition, in rendering the opinions expressed below, we have assumed that the Loan Agreement constitutes the legal, valid, and binding obligation of each party (other than the Borrower) thereto, enforceable against each such party in accordance with its terms. We have also assumed that there has not been any mutual mistake of fact or misunderstanding, fraud, duress, or undue influence in connection with the negotiation and execution of the Loan Agreement.

     You have agreed that this letter is subject to these conditions and those expressed elsewhere in this letter.

     This opinion is solely for your information only in connection with the transaction described above and should not be quoted or otherwise relied upon or referred to in whole or in part, in any financial statement or other document or furnished to any other person or agency without prior written consent.

     Based upon the foregoing and subject to the comments, exceptions, and qualifications set forth below, we are of the opinion that:

     1. The Borrower is a Minnesota limited liability company duly organized and validly existing and in good standing under the laws of the State of Minnesota and is authorized to transact business in those jurisdictions in which it is now doing business;

     2. The Borrower has the requisite power and authority and has taken all requisite action necessary to enable it to execute and deliver the Loan Agreement to which it is a party and to consummate the transactions contemplated thereby and the execution of any agreements specifically related to the Loan Agreement. The loan documents to which Borrower is a party have been duly and validly authorized, executed and delivered and are valid and binding obligations, enforceable against Borrower in accordance with their respective terms;

     3. The execution, delivery and performance of the Loan Agreement and the consummation of the transactions contemplated thereunder will not violate or conflict with the (i) Articles of Organization of the Borrower, nor with the Operating Agreement (ii) any agreement, contract or instrument to which Borrower is now a party or by which it is bound, except to the extent consents are necessary and have not been received or (iii) any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over Borrower or any of their respective properties or assets.

     4. There are no actions, suits, investigations or proceedings pending or, to the best of our knowledge, threatened before any court, commission, agency or other administrative authority against Borrower that would question the validity of, or interfere with Borrower’s power or authority to enter into and perform, the loan documents to which each is a party, as applicable.

     5. No authorization, approval or consent of, or filing or registration with any governmental authority or agency is necessary to execute, deliver and perform the loan documents by Borrower except such authorization, approval or consent as has been obtained;

     6. Upon the execution of the loan documents, the loans shall become effective in accordance with the terms of the Loan Agreement;

     7. The provisions of the loan documents that purport to create security interests in favor of the Lender are effective to create valid security interests therein;

     8. Each of the UCC financing statements attached hereto is an appropriate form for filing in the Office of the Secretary of State of the State of Minnesota. Upon the proper filing of each such UCC financing statement, the security interest in favor of the Lender will be perfected to the extent a security interest in such Property can be perfected by such filing of a financing statement; and

     9. The indebtedness under the loan documents does not violate the usury laws of the State of Minnesota.

     The opinions expressed above are subject to the following exclusions and qualifications:

     1. We express no opinion as to the validity, binding effect, or enforceability of any right or obligation to the extent that such right or obligation may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, or other laws relating to or affecting creditors’ rights generally, or (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law), including without limitation those relating to the availability of the remedy of specific performance or injunctive relief.

     2. We express no opinion as to any laws other than the laws of the State of Minnesota and the United States, and we express no opinion with respect to the laws, regulations, or ordinances of any county, municipality, or governmental subdivision or agency thereof.

     3. We have made no independent examination of the condition of title to any real estate collateral securing the obligations of any party to the Loan Agreement, and we express no opinion as to whether the Borrower have rights to any real estate collateral described in the Loan Agreement.

     Our opinions are as of December 16, 2004, and we have no responsibility to update this opinion for events or circumstances occurring after the date hereof or as to facts relating to prior events which are subsequently brought to our attention. This opinion is rendered solely to the Lender as a condition to the effectiveness of the Loan Agreement and is not to be used, circulated, quoted, or otherwise relied upon by any third party without our prior written consent.

     This opinion is limited to the laws of the States of Minnesota and the federal laws of the United States of America.

Very truly yours,

EXHIBIT H

SUPPLEMENTARY MATERIAL TO FINANCIAL PROJECTIONS

Granite Falls Energy, LLC
Estimated Sources and Uses

Sources:
Public Offering		$29,780,000
Initial Investors		$638,500
Construction Loan		$34,000,000
Equipment Loans or Capital Leases		$270,000
Items Paid for with Cash Flow from Operations		$350,000

Total Sources		$65,038,500

Use of Proceeds:
Fixed Assets:
Plant Construction (with Fagen):
Original Contract	$43,050,000
Grain Receiving Elevator	$2,850,000
Adjustment of Sales Taxes (due to JOBZ)	$(150,300)
Production Enhancements (change order)	$2,270,000
Projected Early Completion Bonus	$480,000

Total Plant Construction		$48,499,700
Land and Site Development		$2,371,000
Railroad and Car Mover		$1,424,000
Utilities (natural gas, electric and water)		$1,340,000
Rolling Stock		$200,000
Administrative Building		$200,000
Computers, Phones and Office Equipment		$140,000

Financial and Organizational:
Organizational Costs		$950,000
Capitalized Interest		$900,000
Stock Offering Costs: First Offering (2003)		$325,000
Stock Offering Costs: Second Offering (2004)		$250,000
Loan Financing Costs		$480,000
Construction Insurance Costs		$300,000
Grants and Interest Income		$(76,000)

Beginning Operations:
Inventory		$2,750,000
Pre-Production Costs		$750,000
Working Capital		$750,000
Spare Parts		$320,000
Shop and Safety Equipment		$60,000

Total Use of Proceeds		$61,933,700

Excess / (Shortage) of Proceeds		$3,104,800

EXHIBIT I

TITLE AND ALTA INFORMATION

ENDORSEMENTS
FOR
GRANITE FALLS COMMUNITY ETHANOL PLANT, LLC

The following endorsements will be issued by Old Republic and attached to the final lender’s policy for First National Bank of Omaha:

1.	Form 3.1 (zoning-completed structure.) This can only be issued if accompanied by a letter from the municipal zoning authority. Cost to issue: $1,875.00

2.	Form 6 (variable rate mortgage). Cost to issue: $50.00

3.	Form 8.1 (environmental protection). Cost to issue: None

4.	Form 9 (comprehensive). Cost to issue: None

5.	Form 14 (future advance). Cost to issue: $50.00

6.	Form 15.1 (no imputations). Cost to issue: None

7.	Form 17 (access and entry). Cost to issue: None

8.	Form 18.1 (multiple tax parcel). Can be issued only if the tax parcels do not cover additional land. Cost to issue: None

9.	Fairway endorsement. Cost to issue: None

10.	Arbitration endorsement. Cost to issue: None

11.	Doing business endorsement. Cost to issue: None

12.	Survey endorsement. Cost to issue: None

SCHEDULE I

AMORTIZATION SCHEDULE – U.S. RULE (NO COMPOUNDING), 360 DAY YEAR

	Date	Principal

Loan	3/10/2006
1	6/10/2006	299,836.55
2	9/10/2006	304,893.79
3	12/10/2006	313,042.13
2006 Totals		917,772.47

4	3/10/2007	321,213.13
5	6/10/2007	320,734.10
6	9/10/2007	326,143.82
7	12/10/2007	334,415.70
2007 Totals		1,302,506.75

8	3/10/2008	339,994.87
9	6/10/2008	343,019.84
10	9/10/2008	348,805.44
11	12/10/2008	357,209.07
2008 Totals		1,389,029.22

12	3/10/2009	365,623.47
13	6/10/2009	366,880.40
14	9/10/2009	373,068.45
15	12/10/2009	381,613.14
2009 Totals		1,487,185.46

16	3/10/2010	390,162.03
17	6/10/2010	392,378.14
18	9/10/2010	398,996.25
19	12/10/2010	407,691.69
2010 Totals		1,589,228.11

20	3/10/2011	Entire remaining balance due